                                                                   EXHIBIT 2(a)


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              ENSERCH CORPORATION

                            TEXAS UTILITIES COMPANY

                                   TXA, INC.

                                      AND

                                   TXB, INC.

                               TABLE OF CONTENTS



Section 2.1      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -

Section 2.2      Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -

Section 2.3      Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -

Section 2.4      Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -

Section 2.5      Effects of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -

Section 3.1      Effect of Merger on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -

Section 3.2      Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -

Section 4.1      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -

Section 5.1      Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -

Section 5.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -

Section 5.3      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -

Section 5.4      Authority; Non-Contravention;
                 Statutory Approvals; Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -

Section 5.5      Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -

Section 5.6      Absence of Certain Changes or Events;
                 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -

Section 5.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -

Section 5.8      Registration Statement and Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -

Section 5.9      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -

Section 5.10     Employee Matters; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -

Section 5.11     Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -

Section 5.12     Regulation as a Utility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -

Section 5.13     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -

Section 5.14     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -

Section 5.15     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -

Section 5.16     Ownership of TUC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -

Section 6.1      Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -

Section 6.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -

Section 6.3      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -

Section 6.4      Authority; Non-Contravention;
                 Statutory Approvals; Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -

Section 6.5      Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 38 -

Section 6.6      Absence of Certain Changes or Events;
                 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -

Section 6.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -

Section 6.8      Registration Statement and Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -

Section 6.9      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -

Section 6.10     Employee Matters; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 41 -

Section 6.11     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 42 -

Section 6.12     Regulation as a Utility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 42 -

Section 6.13     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 42 -

Section 6.14     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 42 -

Section 6.15     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 43 -

Section 6.16     Ownership of Enserch Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 43 -

Section 6.17     TXA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 43 -

Section 6.18     NRC Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 44 -

Section 7.1      Ordinary Course of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 44 -

Section 7.2      Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 45 -

Section 7.3      Issuance of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 45 -

Section 7.4      Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 46 -

Section 7.5      No Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 46 -

Section 7.6      Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 46 -

Section 7.7      No Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -

Section 7.8      Transfer of Assets to the Distribution Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .  - 47 -

Section 7.9      Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -

Section 7.10     Compensation, Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -

Section 7.11     1935 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -

Section 7.12     Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -

Section 7.13     Tax-Free Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -

Section 7.14     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -

Section 7.15     Cooperation, Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -

Section 7.16     Rate Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -

Section 7.17     Third-Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -

Section 7.18     Tax-Exempt Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -

Section 7.19     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -



Section 7.20     Certain Information Relating to Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -

Section 7.21     Certain Restrictions in Respect of TUC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -

Section 8.1      Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 51 -

Section 8.2      Proxy Statement and Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -

Section 8.3      Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -

Section 8.4      Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -

Section 8.5      Directors' and Officers' Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 55 -

Section 8.6      Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 56 -

Section 8.7      Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 57 -

Section 8.8      Rule 145 Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 57 -

Section 8.9      Employment Agreement Consultation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 57 -

Section 8.10     Stock Option and Bonus Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 58 -

Section 8.11     No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 59 -

Section 8.12     Transition Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 60 -

Section 8.13     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 60 -

Section 8.14     Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 60 -

Section 8.15     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 60 -

Section 8.16     Covenant to Satisfy Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 61 -

Section 9.1      Conditions to Each Party's Obligation
                 to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 62 -

Section 9.2      Conditions to Obligation of Enserch
                 to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 63 -


Section 9.3      Conditions to Obligation of
                 TUC to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 64 -

Section 10.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 65 -

Section 10.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 68 -

Section 10.3     Certain Damages, Payments and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 69 -

Section 10.4     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 71 -

Section 10.5     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 71 -

Section 11.1     Non-Survival of Representations,
                 Warranties, Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 72 -

Section 11.2     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 72 -

Section 11.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 72 -

Section 11.4     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 73 -

Section 11.5     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 74 -

Section 11.6     Counterparts; Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 74 -

Section 11.7     Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 74 -

Section 11.8     Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 74 -

Section 11.9     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 74 -



                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of April 13, 1996 (this "Agreement"), by and among ENSERCH Corporation, a corporation formed under the laws of the State of Texas ("Enserch"), Texas Utilities Company, a corporation formed under the laws of the State of Texas ("TUC"), TXA, Inc., a wholly owned transitory subsidiary of TUC formed under the laws of the State of Texas ("TXA"), and TXB, Inc., a corporation formed under the laws of the State of Texas ("TXB"), 50% of whose outstanding capital stock is owned by TUC and 50% of whose outstanding capital stock is owned by Enserch.

         WHEREAS, TUC and Enserch have determined to engage in a strategic business combination;

         WHEREAS, in furtherance thereof, the respective Boards of Directors of Enserch and TUC have approved the merger of TXA with and into Enserch whereby the Common Stock of Enserch will be converted into and exchanged for Common Stock of TUC and Enserch will become a wholly owned subsidiary of TUC, (or in certain circumstances described herein, two wholly owned, newly formed subsidiaries of TXB will merge with and into TUC and Enserch, respectively, and TUC and Enserch will become thereby wholly owned subsidiaries of TXB) all pursuant to the terms and conditions set forth in this Agreement and, the Board of Directors of Enserch has approved the execution and delivery of the Enserch Stock Option Agreement dated as of the date hereof between Enserch and TUC (the "Enserch Option");

         WHEREAS, it is a condition to such merger that the Preliminary Merger (as hereinafter defined) shall have occurred, and the stock of Lone Star Energy Company, a Texas corporation ("LSEC"), a wholly owned subsidiary of Enserch, shall have been distributed to the shareholders of Enserch prior to the Merger (the "Distribution"), in accordance with the terms of the distribution agreement to be entered into among Enserch, LSEC and Enserch Exploration, Inc. a wholly owned Subsidiary of Enserch ("EEX") and TUC substantially in the form attached hereto as Exhibit A (the "Distribution Agreement").

         WHEREAS, for federal income tax purposes, it is intended that (a) the Merger will be a reorganization described in Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder or that the Alternative Mergers (as hereinafter defined) will result in exchanges described in Section 351 of the Code, and (b) the Distribution shall qualify as a tax-free distribution within the meaning of Section 355 of the Code.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Articles of Merger" shall have the meaning set forth in Section 2.2.

         "Barr Devlin" shall have the meaning set forth in Section 6.14.

         "Business Combination" shall have the meaning set forth in Section 10.1(e).

         "Certificates" shall have the meaning set forth in Section 3.2(b).

         "Closing" and "Closing Date" shall have the meaning set forth in
Section 4.1.

         "Confidentiality Agreement" shall have the meaning set forth in
Section 7.20.

         "Converted Shares" shall have the meaning set forth in Section 3.2(b).

         "Disclosure Schedules" shall mean the Enserch Disclosure Schedule and the TUC Disclosure Schedule, collectively.

         "Distribution Subsidiaries" shall mean EEX and LSEC and their respective Subsidiaries and Joint Ventures.

         "Due Diligence Period" shall have the meaning set forth in Section
8.6.

         "Effective Time" shall have the meaning set forth in Section 2.2.

         "Enserch Benefit Plan" shall have the meaning set forth in Section 5.10(a)(ii).

         "Enserch 1996 Budget" shall have the meaning set forth in Section 7.5.

         "Enserch 1997 Budget" shall have the meaning set forth in Section 7.5.

         "Enserch Common Stock" shall mean the common stock, par value $4.45 per share, of Enserch.

         "Enserch Convertible Debentures" shall mean the issued and outstanding 6 3/8% Convertible Subordinated Debentures Due 2002 issued by Enserch.

         "Enserch Disclosure Schedule" shall have the meaning set forth in
Section 8.6(a)(ii).

         "Enserch ERISA Affiliate" shall have the meaning set forth in Section 5.10(a)(i)(D).

         "Enserch Financial Statements" shall have the meaning set forth in
Section 5.5(d).

         "Enserch Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Enserch and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided that an Enserch Material Adverse Effect shall not include any adverse effect resulting from a failure to obtain the consent of the holders of the Enserch Notes to the transactions contemplated by this Agreement.

         "Enserch Notes" shall mean: (i) the issued and outstanding 8% Notes Due 1997, 8 7/8% Notes Due 2001, 7% Notes Due 1999, 6 3/8% Notes Due 2004, 7
1/8% Notes Due 2005 issued by Enserch under the Indenture, dated as of February 15, 1992 between Enserch and The First National Bank of Chicago, as Trustee;
(ii) the Enserch Convertible Debentures; and (iii) the 9.06% Adjusting Rate Senior Notes issued by Enserch pursuant to the Note Agreement, dated as of January 12, 1990, between Enserch and the Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Property and Casualty Insurance Company, and Prudential Reinsurance Company.

         "Enserch Pension Benefit Plans" shall have the meaning set forth in
Section 5.10(a)(i)(D).

         "Enserch Preferred Stock" shall mean the (i) adjustable rate cumulative preferred stock, series E ("Series E Preferred Stock"), and (ii) adjustable rate cumulative preferred stock, series F ("Series F Preferred Stock"), of Enserch.

         "Enserch Required Consents" shall have the meaning set forth in
Section 5.4(b)(iii).

         "Enserch Required Statutory Approvals" shall have the meaning set forth in Section 5.4(c).

         "Enserch Rights" shall mean all of the outstanding rights to purchase Enserch Common Stock pursuant to the Rights Agreement dated as of March 26, 1996.

         "Enserch SEC Reports" shall have the meaning set forth in Section
5.5(b).

         "Enserch Shareholders' Approval" shall have the meaning set forth in
Section 5.13.

         "Enserch Special Meeting" shall have the meaning set forth in Section 8.4(a)(i).

         "Enserch Trust" shall have the meaning set forth in Section
3.2(d)(iii).

         "Environmental Claims" shall mean, with respect to any person, (A) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation in writing by or from any person or entity (including any Governmental Authority), or (B) any oral information provided by a Governmental Authority that written action of the type described in the foregoing clause is in process, which (in case of either (A) or (B)) alleges potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Enserch or any of its Subsidiaries or Joint Ventures (for purposes of Section 5.11) or by TUC or any of its Subsidiaries or Joint Ventures (for purposes of Section 6.11), (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

         "Environmental Laws" shall mean all federal, state and local laws, rules, regulations and guidances relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         "Environmental Permits" shall have the meaning set forth in Section 5.11(b).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Shares" shall have the meaning set forth in Section
3.2(d)(ii).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

         "FERC" shall mean the Federal Energy Regulatory Commission.

         "Final Order" shall mean action by the relevant regulatory authority (or in the case of the Texas Railroad Commission Review, satisfaction of any one of (i) through (v) of the definition thereof) set that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Authority" shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

         "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Enserch or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 5.11) or in which TUC or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 6.11).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Joint Venture" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

         "Merger Sub A" shall have the meaning set forth in Section 2.1(b)(i).

         "Merger Sub B" shall have the meaning set forth in Section 2.1(b)(i).

         "Morgan Stanley" shall have the meaning set forth in Section 5.14.

         "1935 Act" shall mean the Public Utility Holding Company Act of 1935, as amended.

         "NRC Actions" shall have the meanings set forth in Section 6.18.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Option Value" shall have the meaning set forth in Section 10.3(d).

         "Out-of-Pocket Expenses" shall have the meaning set forth in Section 10.3(a).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Power Act" shall mean the Federal Power Act.

         "Preliminary Merger" shall have the meaning set forth in Section 8.15
(a).

         "Proxy Statement" shall have the meaning set forth in Section
5.8(a)(ii).

         "Proxy/Registration Statement" shall have the meaning set forth in
Section 8.2(a)(i).

         "Ratio" shall have the meaning set forth in Section 3.1(b).

         "Registration Statement" shall have the meaning set forth in Section 5.8(a)(i).

         "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, subsurface, surface water, groundwater or property.

         "Representatives" shall have the meaning set forth in Section 8.1.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shareholder Disapproval" shall have the meaning set forth in Section 10.3(b)(i)(B).

         "Stock Option Adjustment" means an amount determined as follows: (i) as of the fifth trading day prior to the Effective Time, ("Calculation Date"), a calculation will be made of the sum of the cash payments made in respect of the exercise of Enserch stock options between the date of signing this Agreement and such date; and (ii) from such amount shall be subtracted the value of the TUC Common Stock determined using the Average TUC Price that would have been received by such option holders had they held the Enserch shares after the Distribution. The Stock Option Adjustment shall be equal to such difference divided by the number of outstanding shares of Enserch Common Stock to be converted and exchanged into TUC Common Stock pursuant to Section 3.1(b).

         "Stock Plan" shall have the meaning set forth in Section 8.10.

         "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

         "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Enserch, TUC or any of their respective material Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Enserch, TUC or any of their respective material Subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

         "Target Party" shall have the meaning set forth in Section
10.3(b)(ii).

         "Task Force" shall have the meaning set forth in Section 8.12(a).

         "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

         "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Enserch or any of its Subsidiaries on the one hand, or TUC or any of its Subsidiaries on the other hand.

         "Texas Law" shall mean the Texas Business Corporation Act.

         "Texas Railroad Commission Review" shall mean any one of the following
with regard to the Merger:   (i) a Final Order by the Texas Railroad

Commission finding that the Transaction is in the public interest; (ii) a Final Order declining jurisdiction over the transaction by the Texas Railroad Commission; (iii) a determination by the Texas Railroad Commission that an Investigation associated with the Merger is not necessary; (iv) the issuance of a letter by the Texas Railroad Commission stating that, at a minimum, it does not oppose the Merger or (v) the taking of no action to docket or otherwise consider the Merger by the Texas Railroad Commission by the time that all requirements set forth in Section 9.1 (e) have been obtained.

         "TUC Benefit Plan" shall mean any "employee pension benefit plan" or "employee welfare benefit plan" as defined in ERISA, of TUC.

         "TUC Common Stock" shall mean the common stock, no par value per share, of TUC.

         "TUC Disclosure Schedule" shall have the meaning set forth in Section 8.6(a)(i).

         "TUC Financial Statements" shall have the meaning set forth in Section 6.5(d).

         "TUC Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of TUC and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement.

         "TUC Pension Benefit Plan" shall have the meaning set forth in Section 6.10.

         "TUC Required Consents" shall have the meaning set forth in Section 6.4(b)(iii).

         "TUC Required Statutory Approvals" shall have the meaning set forth in
Section 6.4(c).

         "TUC SEC Reports" shall have the meaning set forth in Section 6.5(b).

         "Violation" shall have the meaning set forth in Section 5.4(b).

                                   ARTICLE II

                                   THE MERGER

         Section 2.1      (a)     The Merger.  Upon the terms and subject to
the conditions of this Agreement, TXA shall be merged with and into Enserch in accordance with the provisions of Sections 5.01 and 5.03 of Texas Law (the "Merger"). The separate corporate existence of TXA shall thereupon cease, and Enserch shall be the surviving corporation in the Merger and shall continue its existence under the laws of the State of Texas (the "Surviving Corporation").

         (b)     The Alternative Mergers. Notwithstanding Section 2.1(a), if
(i) by the sixtieth day following the date of execution of this Agreement, TUC is unable to obtain an opinion of counsel, reasonably satisfactory to Enserch (which opinion will be based upon an arrangement for the modification or acquisition of the Enserch Preferred Stock that will be accomplished on or before the Closing Date), that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code, or (ii) by the ninetieth day following the date of execution of this Agreement, TUC is unable to accomplish such arrangements for the modification or acquisition of the Enserch Preferred Stock, then upon the terms and subject to the conditions of this Agreement:

                 (i) TUC and Enserch shall cause the following corporations to be organized: (a) Merger Sub A ("Merger Sub A"), a transitory corporation organized under the laws of the State of Texas, the authorized capital stock of which shall initially consist of 100 shares of common stock, no par value, which shall be issued to TXB, and (b) Merger Sub B ("Merger Sub B"), a transitory corporation organized under the laws of the state of Texas, the authorized capital stock of which shall initially consist of 100 shares of common stock, no par value, which shall be issued to TXB; and

                 (ii) Merger Sub A shall be merged with and into TUC in accordance with the applicable provisions of Texas Law and TUC shall be the surviving corporation and Merger Sub B shall be merged with and into Enserch in accordance with the applicable provisions of Texas Law and Enserch shall be the surviving corporation (together, the "Alternative Mergers"). As a result of the Alternative Mergers, TUC and Enserch shall become subsidiaries of TXB, and each share of TUC Common Stock shall be converted into and exchanged for the right to receive one share of TXB common stock and each share of Enserch

         Common Stock shall be converted into and exchanged for the right to receive a number of shares of TXB common stock equal to the Ratio. If necessary, in order to effect the Alternative Mergers, the parties hereto agree to execute an appropriate amendment to this Agreement.
         In such event, tax opinions under Section 351 of the Code shall be substituted for opinions under Section 368 (a)(1)(B) of the Code where called for herein.

         Section 2.2 Effective Time of the Merger. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions specified in Article IX and otherwise to effect the consummation of the Merger as soon as practicable. Subject to the terms hereof, as soon as practicable after all of the conditions set forth in
Article IX shall have been satisfied or waived, the parties hereto will cause the Merger to be consummated by the filing with the Secretary of State of the State of Texas, in accordance with the Texas Law, of articles of merger (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of applicable law. The Merger shall become effective at such time (the "Effective Time") as the Secretary of State of the State of Texas shall, upon such filing of the Articles of Merger, issue a certificate of merger in respect of the Merger.

         Section 2.3 Articles of Incorporation. The Articles of Incorporation of Enserch as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended.

         Section 2.4 Bylaws. The Bylaws of Enserch as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended.

         Section 2.5 Effects of Merger. The Merger shall have the effects set forth in Section 5.06 of Texas Law.


                                  ARTICLE III

                               EXCHANGE OF SHARES

         Section 3.1 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Enserch, TUC or TXA:

         (a) Cancellation of Certain Enserch Common Stock and Enserch Rights. Each share of Enserch Common Stock (and the accompanying Enserch Rights), if any, that is owned by TUC or any of its Subsidiaries, owned or held in treasury by Enserch, or owned by any of Enserch's Subsidiaries shall be canceled and cease to exist.

         (b) Conversion of Certain Enserch Common Stock. Each issued and outstanding share of Enserch Common Stock (and the accompanying Enserch Rights) (other than shares of Enserch Common Stock canceled pursuant to Section 3.1(a)), together with any outstanding Enserch Rights with respect thereto shall be converted into and exchanged for the right to receive such number of share(s) or fraction of a share (rounded to the nearest 1/1000th) (the "Ratio") of duly authorized, validly issued, fully paid and nonassessable TUC Common Stock equal to the quotient obtained by dividing $8.00 by the average of the closing sales prices of TUC Common Stock as reported in the New York Stock Exchange- Consolidated Transactions Tape on each of the 15 consecutive trading days preceding the fifth trading day prior to the Effective Time (the "Average TUC Price"), provided that notwithstanding the actual Average TUC Price, the Average TUC Price shall be deemed to be not less than $35 5/8 nor more than $43 5/8. Upon such conversion and exchange, all such shares of Enserch Common Stock (and the accompanying Enserch Rights) shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of TUC Common Stock to be issued in consideration therefor and any cash in lieu of fractional shares of TUC Common Stock upon the surrender of such certificate in accordance with Section 3.2.

         (c)     Enserch Preferred Stock Unchanged.   Each share of Enserch
Preferred Stock outstanding at the Effective Time shall be unchanged in and shall remain outstanding after the Merger.

         (d) Enserch Convertible Debentures. Each outstanding Enserch Convertible Debenture shall remain outstanding following the Merger. Enserch shall take such action as may be necessary so that, after the Effective Time of the Merger, the Enserch Convertible Debentures shall be convertible in accordance with their terms only for TUC Common Stock. TUC shall authorize and reserve for issuance, or otherwise provide, a sufficient number of shares of TUC Common Stock for delivery upon such conversion of the then-outstanding Enserch Convertible Debentures.

         (e) Conversion of TXA Capital Stock. Each share of TXA capital stock outstanding at the Effective Time shall be converted into one share of Enserch Common Stock.

         Section 3.2      Exchange of Certificates.

         (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, TUC shall deposit with a bank or trust company mutually agreeable to Enserch and TUC (the "Exchange Agent") certificates representing shares of TUC Common Stock required to effect the exchanges referred to in
Section 3.1(b).

         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Enserch Common Stock (collectively, the "Certificates") that were converted (collectively, the "Converted Shares") into the right to receive shares of TUC Common Stock pursuant to Section 3.1(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of TUC Common Stock. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of TUC and Enserch), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of TUC Common Stock that such holder has the right to receive pursuant to the provisions of this Article III. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of Enserch, a certificate representing the proper number of shares of TUC Common Stock may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as TUC or the Exchange Agent may reasonably require, and (z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of TUC Common Stock into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of TUC Common Stock and cash in lieu of any fractional shares of TUC Common Stock as contemplated by this
Section 3.2.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to TUC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TUC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be made to any such holder pursuant to Section 3.2(d), until the holder of record of such Certificate shall surrender such Certificate as contemplated by Section 3.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate there shall be paid to the holder of the certificates representing whole shares of TUC Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender or as soon thereafter as may be practicable, the amount of any cash payable in lieu of a fractional share of TUC Common Stock to which such holder is entitled pursuant to Section 3.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of TUC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of TUC Common Stock.

         (d)     No Fractional Securities.

                 (i) No certificates or scrip representing fractional shares of TUC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of TUC.

                 (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of TUC Common Stock delivered to the Exchange Agent by TUC pursuant to Section 3.2(a) over (y) the aggregate number of whole shares of TUC Common Stock to be issued pursuant to Section 3.1, such excess being herein called the "Excess Shares." As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Enserch Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in paragraph
         (iii) of this Section 3.2(d).

                 (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Enserch Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Enserch Common Stock (the "Enserch Trust"). TUC shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Enserch Trust to which each holder of Enserch Common Stock is entitled.

                 (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Enserch Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to such holders of Enserch Common Stock in accordance with this Section 3.2.

         (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Enserch shall be closed and no transfer of any Enserch Common Stock shall thereafter be made. If after the Effective Time any Certificates are presented to the TUC transfer agent for registration of transfer, they shall be canceled and exchanged for certificates representing the number of whole shares of TUC Common Stock and the cash amount, if any, determined in accordance with this Article III.

         (f) Termination of Duties of Exchange Agent. Any certificates representing TUC Common Stock deposited with the Exchange Agent pursuant to
Section 3.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 3.2 shall be returned by the Exchange Agent to TUC, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to TUC, whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to TUC for payment of any funds to which such holder may be entitled, subject to applicable law. TUC shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 3.3 Adjustments to Prevent Dilution. Subject to the requirements of Article VII hereof, in the event that prior to the Effective Time there is a change in the number of issued and outstanding shares of TUC Common Stock or shares of Enserch Common Stock convertible or exchangeable into TUC Common Stock in the Merger as a result of a reclassification subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction, the Ratio shall be equitably adjusted to eliminate the effects of such event.


                                   ARTICLE IV

                                  THE CLOSING

         Section 4.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Worsham, Forsythe & Wooldridge, L.L.P., 1601 Bryan Street, 30th Floor, Dallas, Texas 75201 at 10:00 a.m., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article IX is fulfilled or waived, or at such other time and date and place as Enserch and TUC shall mutually agree (the "Closing Date").


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ENSERCH

         Enserch represents and warrants to TUC as follows:

         Section 5.1 Organization and Qualification. Enserch is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of Enserch' Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Enserch and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, when taken together with all other such failures, will not have an Enserch Material Adverse Effect.

         Section 5.2      Subsidiaries.

         (a) Section 5.2 of the Enserch Disclosure Schedule sets forth a list as of the date hereof of all Subsidiaries and Joint Ventures (with the exception of EEX Joint Ventures involving oil and gas operating agreements) of Enserch, including the name of each such entity and the state or jurisdiction of its incorporation.

         (b) Except as set forth in Section 5.2 of the Enserch Disclosure Schedule, none of the entities listed in such Section 5.2 is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) (A) of the 1935 Act, respectively.

         (c) Except as set forth in Section 5.2 of the Enserch Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of Enserch are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Enserch free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

         Section 5.3      Capitalization.

         (a) As of the date hereof, the authorized capital stock of Enserch consists of 100,000,000 shares of common stock, 2,000,000 shares of preferred stock and 2,000,000 shares of voting preference stock.

         (b) As of the close of business on March 31, 1996, (i) 68,644,284 shares of Enserch Common Stock, (ii) 100,000 shares of Enserch Series E Preferred Stock, (iii) 75,000 shares of Enserch Series F Preferred Stock and
(iv) no shares of voting preference stock of Enserch were issued and outstanding.

         (c) All of the issued and outstanding shares of the capital stock of Enserch are validly issued, fully paid, nonassessable and free of preemptive rights.

         (d) Except for the Enserch Option, the Enserch Convertible Debentures, the Enserch Rights and as set forth in Section 5.3(a) of the Enserch Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Enserch to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Enserch or obligating Enserch to grant, extend or enter into any such agreement or commitment.

         Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

         (a)     Authority.

                 (i) Enserch has all requisite power and authority to enter into this Agreement and, subject to the Enserch Shareholders' Approval and the Enserch Required Statutory Approvals, to consummate the transactions contemplated hereby.

                 (ii) The execution and delivery of this Agreement and, subject to obtaining the Enserch Shareholders' Approval, the consummation by Enserch of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Enserch.

                 (iii) This Agreement has been duly and validly executed and delivered by Enserch and, assuming the due authorization, execution and delivery hereof by TUC, TXA and TXB, constitutes a valid and binding obligation of Enserch, enforceable against Enserch in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

                 (iv) The Enserch Option has been duly and validly executed and delivered by Enserch and, assuming the due authorization, execution and delivery thereof by TUC, constitutes a valid and binding obligation of Enserch, enforceable against Enserch in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

         (b) Non-Contravention. Except as set forth in Section 5.4(b) of the Enserch Disclosure Schedule, the execution and delivery of this Agreement and the Enserch Option by Enserch do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of, Enserch or any of its Subsidiaries or, to the knowledge of Enserch, any of its Joint Ventures, under any provisions of

                 (i) the articles of incorporation, bylaws or similar governing documents of Enserch or any of its Subsidiaries or Joint Ventures,

                 (ii) subject to obtaining the Enserch Required Statutory Approvals and the receipt of the Enserch Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Enserch or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets, or

                 (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Enserch Disclosure Schedule (the "Enserch Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Enserch or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have an Enserch Material Adverse Effect.

         (c) Statutory Approvals. Except as set forth in Section 5.4(c) of the Enserch Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by Enserch or the consummation by Enserch of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have an Enserch Material Adverse Effect (the "Enserch Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Enserch Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

         (d)     Compliance.

                 (i) Except as set forth in Section 5.4(d) or 5.11 of the Enserch Disclosure Schedule or as disclosed in the Enserch SEC Reports, neither Enserch nor any of its Subsidiaries nor, to the knowledge of Enserch, any of its Joint Ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, an Enserch Material Adverse Effect.

                 (ii) Except as set forth in Section 5.4(d) or 5.11 of the Enserch Disclosure Schedule, Enserch, its Subsidiaries and, to the knowledge of Enserch, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have an Enserch Material Adverse Effect.

         Section 5.5      Reports and Financial Statements.

         (a) Since January 1, 1991, the filings required to be made by Enserch and its Subsidiaries under the Securities Act, the Exchange Act or under Texas laws and regulations administered by the Texas Railroad Commission have been filed with the SEC or the Texas Railroad Commission, respectively, as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and Enserch and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

         (b) Enserch has made available to TUC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Enserch or any of its Subsidiaries with the SEC since January 1, 1991 (such documents as filed, and any and all amendments thereto, the "Enserch SEC Reports").

         (c) The Enserch SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by Enserch with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

         (d) The audited consolidated financial statements and unaudited interim financial statements of Enserch included in the Enserch SEC Reports (collectively, the "Enserch Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of Enserch included in all forms, reports, or other documents filed by Enserch with the SEC after the date hereof will be prepared, in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of Enserch as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

         (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of Enserch, as in effect on the date hereof, have been delivered to TUC.

         Section 5.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

         (a) Except as set forth in the Enserch SEC Reports or Section 5.6 of the Enserch Disclosure Schedule, from December 31, 1995 through the date hereof Enserch and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists that would reasonably likely have, an Enserch Material Adverse Effect.

         (b) Neither Enserch nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of Enserch or reflected in the notes thereto for the year ended December 31, 1995, or (ii) that were incurred after December 31, 1995 in the ordinary course of business and would not reasonably likely have an Enserch Material Adverse Effect.

         Section 5.7 Litigation. Except as set forth in the Enserch SEC Reports or as set forth in Section 5.7 or 5.11 of the Enserch Disclosure Schedule, there are no claims, suits, actions or proceedings, pending or, to the knowledge of Enserch, threatened, nor are there, to the knowledge of Enserch, any investigations or reviews pending or threatened against, relating to or affecting Enserch or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Enserch or any of its Subsidiaries or Joint Ventures, that would reasonably likely have an Enserch Material Adverse Effect.

         Section 5.8      Registration Statement and Proxy Statement.

         (a) None of the information supplied or to be supplied by or on behalf of Enserch for inclusion or incorporation by reference in

                 (i) the registration statement on Form S-4 to be filed with the SEC by TUC in connection with the issuance of shares of capital stock of TUC in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact with respect to Enserch or its Subsidiaries required to be stated therein or necessary to make the statements therein with respect to Enserch or its Subsidiaries not misleading, and

                 (ii) the proxy statement in definitive form relating to the meeting of the shareholders of Enserch to be held in connection with the Merger and the prospectus relating to the TUC capital stock to be issued in the Merger (the "Proxy Statement") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (b) Each of the Registration Statement and the Proxy Statement, as of such respective dates, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         Section 5.9      Tax Matters.

         (a) Except as set forth on Section 5.9(a) of the Enserch Disclosure Schedule, Enserch and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all Taxes otherwise required to be paid.

         (b) Except as set forth on Section 5.9(b) of the Enserch Disclosure Schedule, as of the date hereof, there are no claims, assessments, audits or administrative or court proceedings pending against Enserch or any of its Subsidiaries for any alleged deficiency in Tax, and none of Enserch or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

         (c) Enserch has established adequate accruals for Taxes and for any liability for deferred Taxes in the Enserch Financial Statements in accordance with GAAP.

         Section 5.10     Employee Matters; ERISA.

         (a)     Benefit Plans.

                 (i) Section 5.10(a) of the Enserch Disclosure Schedule contains a true and complete list, as of the date hereof, of:

                          (A) each "employee benefit plan" within the meaning of Section 3(3) of ERISA that has been adopted, approved, or implemented by Enserch or any of its Subsidiaries or any Enserch ERISA Affiliate (including any such plan that has been terminated before the date hereof, if Enserch or any of its Subsidiaries could have statutory or contractual liability with respect to the plan on or after the date hereof); and each similar plan, program, policy, or arrangement maintained for non-employee directors or other non-employees who have provided services to Enserch or any of its Subsidiaries;

                          (B) each plan, program, policy, or arrangement not listed in (A) above that provides for bonuses, profit-sharing, incentive compensation, deferred compensation, equity-based compensation (including stock options, restricted stock, stock appreciation rights, performance units, and dividend equivalents), holiday pay, vacation pay, severance pay, sick pay, disability benefits, dependent care benefits, flexible benefits (including any cafeteria plan governed by Section 125 of the Code), paid or unpaid leave (including sick leave, parental leave, military leave, and bereavement leave), tuition assistance, relocation or any similar type of benefits, that has been adopted, approved, or implemented by Enserch or any of its Subsidiaries (including any such plan, program, policy, or arrangement that has been terminated before the date hereof, if Enserch or any of its Subsidiaries could have statutory or contractual liability with respect to the arrangement on or after the date hereof);

                          (C) each employment contract, severance contract, parachute agreement, or other personal service contract or arrangement with or covering a current or former officer or director of Enserch or any of its Subsidiaries; and any other employment contracts, severance contracts, parachute agreements, or personal service contracts or arrangements covering current or former employees or independent contractors with respect to which (individually or in the aggregate) Enserch or any of its Subsidiaries is reasonably likely to have liability on or after the date hereof that could give rise to an Enserch Material Adverse Effect; and

                          (D) each "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) subject to Title IV of ERISA or the minimum funding requirements of ERISA Section 302 (whether or not included in (A) above) maintained or contributed to by Enserch or any entity required to be aggregated therewith pursuant to Code Section 414(b) or (c) (a "Enserch ERISA Affiliate") at any time during the six calendar year period immediately preceding the date hereof (collectively, the "Enserch Pension Benefit Plans");

                 (ii) For purposes of this Agreement, "Enserch Benefit Plan" shall mean each benefit plan, program, policy, contract and arrangement described in subsections (i)(A), (B) and (C) above (whether or not terminated).

                 (iii) With respect to each Enserch Benefit Plan and Enserch Pension Benefit Plan, Section 5.10(a) of the Enserch Disclosure schedule fully and accurately identifies the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Enserch Benefit Plan or Enserch Pension Benefit Plan.

         (b) Contributions. Except with respect to those exceptions in existence as of the date hereof and set forth in Section 5.10(b) of the Enserch Disclosure Schedule, all material contributions and other material payments required to have been made by Enserch or any of its Subsidiaries or any Enserch ERISA Affiliate pursuant to any Enserch Benefit Plan or Enserch Pension Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Enserch Financial Statements.

         (c) Qualification; Compliance. Except as set forth in Section 5.10(c) of the Enserch Disclosure Schedule:

                 (i) Each Enserch Benefit Plan and Enserch Pension Benefit Plan that is intended to be "qualified" within the meaning of Code
         Section 401(a) currently meets all material requirements under the Code and has received a favorable determination letter from the IRS to such effect, or application for such a determination has been made prior to the expiration of the applicable remedial amendment period and Enserch agrees to make such plan amendments as the IRS may require in order to issue a favorable determination letter.

                 (ii) Enserch and each of its Subsidiaries are in compliance with, and each Enserch Benefit Plan and Enserch Pension Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for violations that would not be reasonably likely to have an Enserch Material Adverse Effect.

                (iii) To the knowledge of Enserch, no individual or entity has engaged in any transaction with respect to any Enserch Benefit Plan or any Enserch Pension Benefit Plan as a result of which any such plan, Enserch or any of its Subsidiaries could reasonably expect to be subject to liability pursuant to ERISA Section 409 or Section 502, or subject to an excise tax pursuant to Code Section 4975, which would in either case be reasonably likely to have an Enserch Material Adverse Effect.

                 (iv)     To the knowledge of Enserch,

                          (A) no Enserch Benefit Plan or Enserch Pension Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state, or local governmental entity, and

                          (B) no Enserch Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including, without limitation, the Internal Revenue Service's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

         (d) Liabilities. Except as set forth in Section 5.10(d) of the Enserch Disclosure Schedule, with respect to the Enserch Pension Benefit Plans, individually and in the aggregate, no termination or partial termination of any Enserch Pension Benefit Plan or other event has occurred, and, to the knowledge of Enserch, there exists no condition or set of circumstances, that could subject Enserch, any of its Subsidiaries or any Enserch ERISA Affiliate to any liability arising under the Code, ERISA, or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC, or under any indemnity agreement to which Enserch, any of its Subsidiaries, or any Enserch ERISA Affiliate is a party, which liability would be reasonably likely to have an Enserch Material Adverse Effect (excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course).

         (e) Welfare Plans. Except as set forth in Section 5.10(e) of the Enserch Disclosure Schedule, no Enserch Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

         (f) Documents Made Available. Enserch has made available to TUC a true and correct copy of each collective bargaining agreement to which Enserch is a party or under which Enserch has obligations; and, with respect to each Enserch Benefit Plan and each Enserch Pension Benefit Plan, Enserch has made available to TUC a true and correct copy of each of the following, as applicable:

                 (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description,

                 (ii) annual reports or Code Section 6039D information returns (IRS Form 5500 Series), including financial statements for the last three years,

                 (iii) each related trust agreement, insurance contract, service provider contract or investment management agreement (including all amendments to each such document),

                 (iv) the most recent IRS determination letter with respect to the qualified status under Code Section 401(a) of such plan, and

                 (v) actuarial reports or valuations for the last three years.

         (g)     Payments Resulting From Merger.   Other than as set forth in
Section 5.10(g) of the Enserch Disclosure Schedule, the consummation or announcement of any transaction contemplated by this agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

                 (i) payment (whether of severance pay or otherwise) becoming due from TUC or Enserch or any of its Subsidiaries to any current or former officer or director thereof or to the trustee under any "rabbi trust" or other funding arrangement,

                 (ii) benefit under any Enserch Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement, or

                 (iii) payment (whether of severance pay or otherwise) becoming due from TUC or Enserch or any of its Subsidiaries to any current or former employee of Enserch below the level of officer which such payments aggregated for such employees and former employees as a group would be reasonably likely to have an Enserch Material Adverse Effect.

         (h) Funded Status of Plans. Except as set forth in Section 5.10(h) of the Enserch Disclosure Schedule, (i) each Enserch Pension Benefit Plan has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, and (ii) no Enserch Pension Benefit Plan has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302).

         (i)     Multiemployer Plans.

                 (i) Except as set forth in Section 5.10(i) of the Enserch Disclosure Schedule, no Enserch Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA
         Section 3(40)); and none of Enserch, any Subsidiary thereof or any Enserch ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

                 (ii) With respect to any Enserch Benefit Plan or Enserch Pension Benefit Plan that is listed in Section 5.10(i) of the Enserch

         Disclosure Schedule as a multiemployer plan, none of Enserch, any Subsidiary thereof or any Enserch ERISA Affiliate has made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, therefrom at any time during the six calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

         (j)     Modification or Termination of Plans.  Except as set forth in
Section 5.10(j) of the Enserch Disclosure Schedule or as permitted under
Section 7.10:

                 (i) neither Enserch nor any Subsidiary of Enserch is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and

                 (ii) Enserch or one or more of its Subsidiaries or any Enserch ERISA Affiliate have the right to, in any manner, and without he consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Enserch Benefit Plan or Enserch Pension Benefit Plan (or its participation in any such Enserch Benefit Plan or Enserch Pension Benefit Plan) at any time sponsored, maintained or contributed to by Enserch or any of its Subsidiaries or any Enserch ERISA Affiliate, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA Section 204(g) or would adversely affect a vested accrued benefit or a previously granted award under any such Plan not subject to ERISA Section 204(g).

         (k) Reportable Events; Claims. Except as set forth in Section 5.10(k) of the Enserch Disclosure Schedule:

                 (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(c)), for which the 30-day notice requirement or penalty has not been waived by the PBGC, has occurred with respect to any Enserch Pension Benefit Plan, and

                 (ii) no liability, claim, action or litigation has been made, commenced or, to the knowledge of Enserch, threatened, by or against Enserch or any of its Subsidiaries or any Enserch ERISA Affiliate with respect to any Enserch Benefit Plan or any Enserch Pension Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course)

that would reasonably likely have an Enserch Material Adverse Effect.

         (l) Labor Agreements. Except as set forth in the Enserch SEC Reports or as set forth in Section 5.10(l) of the Enserch Disclosure Schedule:

                 (i) neither Enserch nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization. There is no current union representation question involving employees of Enserch or any of its Subsidiaries, nor does Enserch or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                 (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Enserch or any of its Subsidiaries pending, or to the knowledge of Enserch or any of its Subsidiaries, threatened, that has, or would be reasonably likely to have, an Enserch Material Adverse Effect;

                 (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Enserch or any of its Subsidiaries pending, or to the knowledge of Enserch or any of its Subsidiaries, threatened, that has, or would be reasonably likely to have, an Enserch Material Adverse Effect;

                 (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of Enserch or any of its Subsidiaries, threatened, against or involving Enserch or any of its

         Subsidiaries that has, or would be reasonably likely to have, an Enserch Material Adverse Effect;

                 (v) Enserch and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not be reasonably likely to have, an Enserch Material Adverse Effect; and

                 (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Enserch or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of Enserch or any of its Subsidiaries is or may be entitled to claim indemnification from Enserch or any of its Subsidiaries pursuant to their respective articles of incorporation or by-laws, as provided in the indemnification agreements listed on Section 5.10(l) of the Enserch Disclosure Schedule or pursuant to applicable Texas or other law that has, or would be reasonably likely to have, an Enserch Material Adverse Effect.

         Section 5.11     Environmental Protection.

         (a)     Compliance.

                 (i)      Except as set forth in the Enserch SEC Reports or in
         Section 5.11(a) of the Enserch Disclosure Schedule, Enserch and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be so in compliance would not reasonably likely have an Enserch Material Adverse Effect.

                 (ii)     Except as set forth in the Enserch SEC Reports or in
         Section 5.11(a) of the Enserch Disclosure Schedule, neither Enserch nor any of it Subsidiaries has received any written communication from any person or Governmental Authority that alleges that Enserch or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not reasonably likely have an Enserch Material Adverse Effect.

         (b) Environmental Permits. Except as set forth in the Enserch SEC Reports or in Section 5.11(b) of the Enserch Disclosure Schedule, Enserch and each of its Subsidiaries has obtained or applied for all environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and Enserch and its Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits and the requirement to make such expenditures would not reasonably likely have an Enserch Material Adverse Effect.

         (c) Environmental Claims. Except as set forth in the Enserch SEC Reports or Section 5.11(c) of the Enserch Disclosure Schedule, there is no Environmental Claim (as hereinafter defined) pending, or to the knowledge of Enserch and its Subsidiaries, threatened

                 (i)      against Enserch or any of its Subsidiaries or Joint
         Ventures,

                 (ii) against any person or entity whose liability for any Environmental Claim Enserch or any of its Subsidiaries or Joint Ventures has or may have retained or assumed either contractually or by operation of law, or

                 (iii) against any real or personal property or operations that Enserch or any of its Subsidiaries or Joint Ventures owns, leases or manages, in whole or in part,

that, if adversely determined, would be reasonably likely to have an Enserch Material Adverse Effect.

         (d)     Releases.  Except as set forth in the Enserch SEC Reports or
Section 5.11(c) or 5.11(d) of the Enserch Disclosure Schedule, Enserch has no knowledge of any Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Enserch or any Subsidiaries or Joint Ventures of Enserch, or against any person or entity whose liability for any Environmental Claim Enserch or any Subsidiaries or Joint Ventures of Enserch has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably likely have an Enserch Material Adverse Effect.

         (e) Predecessors. Except as set forth in Section 5.11(e) of the Enserch Disclosure Schedule, Enserch has no knowledge, with respect to any predecessor of Enserch or any Subsidiary or Joint Venture of Enserch, of any Environmental Claims pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims that would have, or that would reasonably likely have, an Enserch Material Adverse Effect.

         (f) Disclosure. Enserch has disclosed to TUC all material facts that Enserch reasonably believes form the basis of an Enserch Material Adverse Effect arising from the cost of pollution control equipment currently required or known to be required in the future, current remediation costs or remediation costs known to be required in the future, or any other environmental matter affecting Enserch or its Subsidiaries that would have, or that would reasonably likely have, an Enserch Material Adverse Effect.

         Section 5.12     Regulation as a Utility.

         (a) Enserch is regulated as a gas utility in the State of Texas and in no other state. No Subsidiary or affiliate of Enserch is subject to regulation as a gas utility or a public utility in the State of Texas.

         (b) Except as set forth in Section 5.12 of the Enserch Disclosure Schedule, neither Enserch nor any subsidiary company or affiliate of Enserch is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or by any foreign country.

         (c) As used in this Section 5.12 and in Section 6.12, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

         Section 5.13 Vote Required. The approval of the Merger by the holders of at least two-thirds of the outstanding shares of Enserch Common Stock (the "Enserch Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of Enserch required to approve this Agreement, the Merger and the other transactions contemplated hereby.

         Section 5.14 Opinion of Financial Advisor. Enserch has received the opinion of Morgan Stanley & Co. ("Morgan Stanley"), dated the date hereof, to the effect that, as of the date hereof, the Ratio is fair from a financial point of view to the holders of Enserch Common Stock.

         Section 5.15 Insurance. Except as set forth in Section 5.15 of the Enserch Disclosure Schedule, each of Enserch and each of its Subsidiaries (since its acquisition) is, and has been continuously since January 1, 1991, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Enserch and its Subsidiaries during such time period. Except as set forth in Section 5.15 of the Enserch Disclosure Schedule, neither Enserch nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Enserch and its Subsidiaries are valid and enforceable policies.

         Section 5.16 Ownership of TUC Common Stock. Enserch does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of TUC Common Stock.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF TUC

         TUC represents and warrants to Enserch as follows:

         Section 6.1 Organization and Qualification. TUC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of TUC's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdictions of incorporation. Each of TUC and its Subsidiaries has requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, when taken together with all other such failures, will not have a TUC Material Adverse Effect.

         Section 6.2      Subsidiaries.

         (a) Section 6.2 of the TUC Disclosure Schedule sets forth a description as of the date hereof of all Subsidiaries and Joint Ventures of TUC, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and TUC's interest therein.

         (b) Except as set forth in Section 6.2 of the TUC Disclosure Schedule, none of the entities listed in Section 6.2 is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11)(A) of the 1935 Act, respectively.

         (c) Except as set forth in Section 6.2 of the TUC Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of TUC are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by TUC free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement commitment.

         Section 6.3      Capitalization.

         (a) As of the date hereof, the authorized capital stock of TUC consists of 500,000,000 shares of TUC Common Stock and 50,000,000 shares of TUC serial preference stock, par value $25 per share.

         (b) As of the close of business on March 18, 1996, (i) 225,841,037 shares of TUC Common Stock, and (ii) no shares of TUC serial preference stock, par value $25 per share were issued and outstanding.

         (c) All of the issued and outstanding shares of the capital stock of TUC are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Common Stock of TUC to be issued to Enserch' shareholders in connection with the Merger will, when issued, be validly issued, fully paid, nonassessable and free of preemptive rights.

         (d) Except as set forth in Section 6.3(a) of the TUC Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of or exchange under any outstanding security, instrument or other agreement, obligating TUC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of TUC to grant, extend or enter into any such agreement or commitment.

 Section 6.4      Authority; Non-Contravention; Statutory Approvals; Compliance.

         (a)     Authority.

                 (i) TUC has all requisite power and authority to enter into this Agreement and, subject to the TUC Required Statutory Approvals to consummate the transactions contemplated hereby.

                 (ii) The execution and delivery of this Agreement and the consummation by TUC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TUC.

                 (iii) This Agreement has been duly and validly executed and delivered by TUC and, assuming the due authorization, execution and delivery hereof by Enserch, TXA and TXB constitutes the valid and binding obligation of TUC, enforceable against TUC in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

                 (iv) the Enserch Option has been duly and validly executed and delivered by TUC and, assuming the due authorization, execution and delivery thereof by Enserch, constitutes a valid and binding obligation of TUC, enforceable against TUC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

         (b) Non-Contravention. Except as set forth in Section 6.4(b) of the TUC Disclosure Schedule, the execution and delivery of this Agreement and the Enserch Option by TUC do not, and the consummation of the transactions contemplated hereby will not, result in any Violation by TUC or any of its Subsidiaries or, to the knowledge of TUC, any of its Joint Ventures, under any provisions of

                 (i) the articles of incorporation, bylaws or similar governing documents of TUC or any of its Subsidiaries or Joint Ventures,

                 (ii) subject to obtaining the TUC Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to TUC or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets, or

                 (iii) subject to obtaining the third-party consents or other approvals set forth in Section 6.4(b) of the TUC Disclosure Schedule (the "TUC Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which TUC or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have a TUC Material Adverse Effect.

         (c) Statutory Approvals. Except as set forth in Section 6.4(c) of the TUC Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by TUC or the consummation by TUC of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a TUC Material Adverse Effect (the "TUC Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such TUC Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

         (d)     Compliance.

                 (i) Except as set forth in Section 6.4(d) of the TUC Disclosure Schedule or as disclosed in the TUC SEC Reports, neither TUC nor any of its Subsidiaries nor, to the knowledge of TUC, any of its Joint Ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, a TUC Material Adverse Effect.

                 (ii) Except as set forth in Section 6.4(d) of the TUC Disclosure Schedule, TUC, its Subsidiaries and, to the knowledge of TUC, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have a TUC Material Adverse Effect.

         Section 6.5      Reports and Financial Statements.

         (a) Since January 1, 1991, the filings required to be made by TUC and its Subsidiaries under the Securities Act, the Exchange Act, applicable Texas laws and regulations administered by the Public Utility Commission of Texas and the Texas Railroad Commission, or the 1935 Act have been filed with the SEC, the Texas Public Utility Commission, the Texas Railroad Commission or the Nuclear Regulatory Commission, respectively, as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and TUC and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

         (b) TUC has made available to Enserch a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by TUC with the SEC since January 1, 1991 (such documents as filed, and any and all amendments thereto, the "TUC SEC Reports").

         (c) The TUC SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by TUC with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) The audited consolidated financial statements and unaudited interim financial statements of TUC included in the TUC SEC Reports (collectively, the "TUC Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of TUC as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of TUC as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

         (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of TUC, as in effect on the date hereof, have been delivered to Enserch.

         Section 6.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

         (a) Except as set forth in the TUC SEC Reports or Section 6.6 of the TUC Disclosure Schedule, from December 31, 1995 through the date hereof TUC and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists, that would reasonably likely have, a TUC Material Adverse Effect.

         (b) Neither TUC nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of TUC or reflected in the notes thereto for the year ended December 31, 1995, or that were incurred after December 31, 1995 in the ordinary course of business and would not reasonably likely have a TUC Material Adverse Effect.

         Section 6.7 Litigation. Except as set forth in the TUC SEC Reports or as set forth in Section 6.7 of the TUC Disclosure Schedule, there are no claims, suits, actions or proceedings, pending or, to the knowledge of TUC, threatened, nor are there, to the knowledge of TUC, any investigations or reviews pending or threatened against, relating to or affecting TUC or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to TUC or any of its Subsidiaries or Joint Ventures, that would have, or would reasonably likely have, a TUC Material Adverse Effect.

         Section 6.8      Registration Statement and Proxy Statement.

         (a) None of the information supplied or to be supplied by or on behalf of TUC for inclusion or incorporation by reference in

                 (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

                 (ii) the Proxy Statement will, at the date mailed to the shareholders of Enserch and, as the same may be amended or supplemented, at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact with respect to TUC or its Subsidiaries necessary in order to make the statements therein with respect to TUC or its Subsidiaries, in light of the circumstances under which they are made, not misleading.

         (b) Each of the Registration Statement and the Proxy Statement, as of such respective dates, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         Section 6.9      Tax Matters.

         (a) Except as set forth on Schedule 6.9(a) of the TUC Disclosure Schedule, TUC and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all Taxes otherwise required to be paid.

         (b) Except as set forth on Schedule 6.9(b) of the TUC Disclosure Schedule, as of the date hereof, there are no claims, assessments, audits or administrative or court proceedings pending against TUC or any of its Subsidiaries for any alleged deficiency in Tax, and none of TUC or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

         (c) TUC has established adequate accruals for Taxes and for any liability for deferred Taxes in the TUC Financial Statements in accordance with GAAP.

         Section 6.10     Employee Matters; ERISA.

         Except as disclosed in the TUC SEC Reports or Section 6.10 of the TUC Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably expected to result in a TUC Material Adverse Effect:

         (a) Each TUC Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and is intended to be "qualified" within the meaning of Code Section 401(a) ("TUC Pension Benefit Plan") and each trust under each such TUC Pension Benefit Plan which is intended to be exempt from federal income taxation under Code Section 501, has received a favorable determination letter from the IRS to such effect, or is the subject of a previously submitted and currently pending application for an IRS determination. TUC has operated each TUC Benefit Plan in material compliance with all applicable laws, rules and final regulations governing such plans, including ERISA and the Code.

         (b) All material contributions required to have been made to the TUC Benefit Plans prior to the date hereof have been made. As of the date hereof, each TUC Pension Benefit Plan which is subject to the funding requirements of Code Section 412, has assets that have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report.

         (c) TUC has not incurred any liability to the PBGC (other than liability for insurance premium payments payable thereto).

         (d) Except as set forth in Section 6.10(d) of the TUC Disclosure Schedule, (i) no "Reportable Event," as defined in ERISA, has occurred with respect to any of the TUC Benefit Plans for which the 30-day notice requirement or penalty has not been waived by the PBGC; (ii) there are no pending claims (other than routine claims for benefits or claims pursuant to domestic relations orders) or lawsuits which have been asserted or instituted against the assets of any of the trusts under the Plans by present or former participants, their present or former spouses, their beneficiaries, the Department of Labor, the Internal Revenue Service or any other party; and
(iii) TUC has not engaged in any prohibited transactions with respect to any TUC Benefit Plan, any or all of which would reasonably likely have a TUC Material Adverse Effect.

         Section 6.11 Environmental Matters. Except as disclosed in the TUC SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to result in a TUC Material Adverse Effect, (i) TUC and its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, (ii) there are no Environmental Claims against the Company or any of its Subsidiaries, and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by TUC or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

         Section 6.12     Regulation as a Utility.

         (a) TUC is a public utility holding company as defined in the 1935 Act exempt from all provisions of the 1935 Act, except section 9(a)(2), by order of the SEC pursuant to section 3(a)(1) of the 1935 Act. Texas Utilities Electric Company, a Subsidiary of TUC, is regulated as a public utility in the State of Texas and in no other state and Texas Utilities Fuel Company, a Subsidiary of TUC, is regulated as a gas utility in the State of Texas and in no other state. Neither TUC nor any other Subsidiary or affiliate of TUC is regulated as a public utility or a gas utility in the State of Texas.

         (b) Except as set forth in Section 6.11 of the TUC Disclosure Schedule, neither TUC nor any subsidiary company or affiliate of TUC is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or by any foreign country.

         Section 6.13 Vote Required. No vote by the holders of TUC Common Stock is required to approve this Agreement, the Merger or the other transactions contemplated hereby, except to the extent that the Alternative Merger would require the approval of TUC's shareholders under Texas law and TUC's Articles of Incorporation.

         Section 6.14 Opinion of Financial Advisor. TUC has received the opinion of Barr Devlin & Co. Incorporated ("Barr Devlin"), as of the date hereof, to the effect that, as of the date hereof, the Ratio is fair to the holders of TUC Common Stock.

         Section 6.15     Insurance.

         (a) Except as set forth in Section 6.15 of the TUC Disclosure Schedule, TUC and each of its Subsidiaries is, and has been continuously since January 1, 1991, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by TUC and its Subsidiaries during such time period.

         (b) Except as set forth in Section 6.15 of the TUC Disclosure Schedule, neither TUC nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof.

         (c) All material insurance policies of TUC and its Subsidiaries are valid and enforceable policies.

         Section 6.16 Ownership of Enserch Common Stock. TUC does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of Enserch Common Stock.

         Section 6.17     TXA.    TXA is a corporation duly organized, validly
existing and in good standing under the laws of the State of Texas. TXA was organized solely for the purpose of participating in the Merger. TXA has no assets other than cash contributed to TXA by TUC in order to satisfy minimum state capitalization requirements. TXA has not incurred directly or indirectly any liabilities or obligations, except those incurred in connection with negotiation of this Agreement and consummation of the transactions contemplated hereby. TXA's authorized capital stock consists of 1,000 shares of Common Stock, no par value, all of which are validly issued and outstanding, fully paid and non assessable and free of preemptive rights and are owned by TUC free and clear of all liens, claims and encumbrances. TXA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by TXA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TXA. This Agreement has been duly and validly executed and delivered by TXA, and assuming the due authorization, execution and delivery hereof by Enserch, TUC and TXB, constitutes valid and binding obligations of TXA, enforceable against TXA in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought. Except as set forth in
Section 6.17 of the TUC Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by TXA or the consummation by TXA of the transaction contemplated hereby.

         Section 6.18 NRC Actions. Except as set forth in Section 6.18 of the TUC Disclosure Schedule, TUC is not in violation of, is not under investigation with respect to, has not been given notice of or been charged with any actual or potential violation of, and is not the subject to any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other Nuclear Regulatory Commission action (including rulemakings of general application that may affect the conduct of TUC's business regarding the Comanche Peak Nuclear Power Plant) of which TUC has actual knowledge under the Atomic Energy Act, any applicable regulations thereunder or the terms and conditions of any license granted to TUC regarding the Comanche Peak Nuclear Power Plant (collectively, "NRC Actions"), which NRC Actions would have, or TUC reasonably believes would reasonably likely have, a TUC Material Adverse Effect.


                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

         After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Enserch shall, and shall cause its Subsidiaries to, and TUC shall, and shall cause its Subsidiaries to, comply with the provisions of this Article VII to the extent applicable to each of them, provided however, that the provisions of this Article VII shall not apply to the Distribution Subsidiaries and Enserch shall not be obligated to cause the Distribution Subsidiaries to comply with the obligations of this Article VII.

         Section 7.1 Ordinary Course of Business. Enserch shall, and shall cause its Subsidiaries to, and TUC shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

         Section 7.2 Dividends. Enserch shall not, nor shall it permit any of its Subsidiaries to:

         (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to Enserch or its Subsidiaries and other than

                 (i) stated dividends on the respective series of Enserch Preferred Stock,

                 (ii) regular quarterly dividends on the Enserch Common Stock with usual record and payment dates not, during any calendar year, in excess of $.05 per quarter, and

                 (iii) as provided for in Article VIII hereof to consummate the transactions contemplated hereby.

         (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

         (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than

                 (i) redemptions, purchases or acquisitions permitted by the respective terms of any series of preferred stock,

                 (ii) in connection with refunding of preferred stock with preferred stock or debt at a lower cost of funds,

                 (iii)    intercompany acquisitions of capital stock, or

                 (iv) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans.

         Section 7.3 Issuance of Securities. Enserch shall not, and shall not permit, any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

         (a) the issuance of capital stock upon the conversion of the Enserch Convertible Debentures,

         (b) the issuance of common stock or other securities by Enserch pursuant to the plans and arrangements listed on Section 7.3 of the Enserch Disclosure Schedule, in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms,

         (c) issuances by a wholly owned Subsidiary of its capital stock to a direct or indirect parent.

         Section 7.4 Charter Documents. Enserch shall not amend or propose to amend its articles of incorporation or bylaws in any way adverse to TUC, except to the extent that any document setting forth the terms of a series of preferred stock permitted to be issued in accordance with this Article VII constitutes an amendment to the articles of incorporation.

         Section 7.5 No Acquisitions. Enserch shall not, nor shall it permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation, by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, except as contemplated in the 1996 capital spending and investment budget for Enserch and its Subsidiaries of $134 million (the "Enserch 1996 Budget") or as contemplated in the 1997 capital spending and investment budget for Enserch and its Subsidiaries which budget shall be of a similar nature as the Enserch 1996 Budget, the amount of which budget shall be approved with the consent of TUC, which consent shall not unreasonably be withheld (the "Enserch 1997 Budget"). TUC acknowledges that Enserch is negotiating for the acquisition of a 10% interest in a joint venture that will construct a gas distribution system in Santiago, Chile, and will not unreasonably withhold its consent to such sale.

         Section 7.6 Capital Expenditures. Except as required by law, Enserch shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice and those contemplated in the Enserch 1996 Budget or in the Enserch 1997 Budget.

         Section 7.7 No Dispositions. Enserch shall not, nor shall it permit any of its Subsidiaries, to, sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice and those contemplated in the Enserch 1996 Budget or in the Enserch 1997 Budget and except for property subleased by EEX.

         Section 7.8 Transfer of Assets to the Distribution Subsidiaries. Except as otherwise consented to in writing by TUC, Enserch will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer to any of the Distribution Subsidiaries any assets that are material, in the aggregate, to Enserch and its Subsidiaries (other than the Distribution Subsidiaries) taken as a whole. TUC acknowledges that Enserch is considering the sale of Enserch Development Corporation and agrees that it will not unreasonably withhold its consent to such sale.

         Section 7.9 Indebtedness. Enserch shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

         (a) short-term indebtedness in the ordinary course of business consistent with past practice,

         (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds,

         (c) additional long-term indebtedness aggregating not more than $125 million, or

         (d) in connection with the refunding of preferred stock as permitted in Section 7.2.

         Section 7.10     Compensation, Benefits.  Except as set forth on
Schedule 7.10 of the Enserch Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, Enserch shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by Enserch or any of its Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of Enserch or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Enserch or any of its Subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

         Section 7.11     1935 Act.  Except as required or contemplated by this
Agreement:

         (a) Enserch shall not, nor shall Enserch permit any of its Subsidiaries to, engage in any activities that cause it to become a "holding company" under the 1935 Act;

         (b) TUC shall not, nor shall TUC permit any of its Subsidiaries to, engage in any activities that cause it to lose its exemption from registration as a "holding company" under the 1935 Act; and

         (c) no party shall, nor shall any party permit any of its Subsidiaries to, engage in any activities that would require the approval of the SEC under Section 9(a)(2) of the 1935 Act, except for the transactions contemplated by this Agreement.

         Section 7.12 Accounting. No party shall, nor shall any party permit any of its Subsidiaries to, make any changes in its or their accounting methods, except as required by law, rule, regulation or GAAP.

         Section 7.13 Tax-Free Status. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions that would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free reorganization under Code Section 368(a)(1)(B) or the status of the Alternative Mergers as tax-free transactions under Section 351 of the Code.

         Section 7.14 Insurance. Enserch shall, and shall cause its Subsidiaries to, and TUC shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its Subsidiaries.

         Section 7.15 Cooperation, Notification. Each of Enserch and TUC shall and shall cause its Subsidiaries (directly or acting through its parent company representative) to:

         (a) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations,

         (b) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or otherwise), prospects or results of operations,

         (c) advise the other party of any change or event that has had or, to the knowledge of such party, would reasonably likely have an Enserch Material Adverse Effect or a TUC Material Adverse Effect, and

         (d) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

         Section 7.16     Rate Matters.

         (a) Except as set forth in Section 7.16 of the Enserch Disclosure Schedule, Enserch shall not make, or permit any Subsidiary to make any filing to change its rates on file with any Governmental Authority that could have a material adverse effect on the benefits associated with the business combination provided herein.

         (b) Except as set forth in Section 7.16 of the TUC Disclosure Schedule, TUC shall not make, or permit any Subsidiary to make any filing to change its rates on file with any Governmental Authority that could have a material adverse effect on the benefits associated with the business combination provided herein.

         Section 7.17 Third-Party Consents. Each of Enserch and TUC, respectively, shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Enserch Required Consents or TUC Required Consents, as the case may be. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all

Enserch Required Consents or TUC Required Consents, as the case may be, obtained by such party.

         Section 7.18 Tax-Exempt Status. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the exclusion from gross income, for purposes of federal income taxation, of the interest on the outstanding revenue bonds issued for the benefit of Enserch or TUC, as the case may be, which qualify on the date hereof under Code Section 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

         Section 7.19 Permits. Each of Enserch and TUC shall use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which such party operates.

         Section 7.20 Certain Information Relating to Customers. Without limiting the application of the Confidentiality Agreement, dated April 1, 1996, between Enserch and TUC (the "Confidentiality Agreement") no party shall, nor shall any party permit any of its Subsidiaries to, use any Information (as defined in the Confidentiality Agreement) in connection with any solicitation, inquiry, proposal, arrangement, understanding or agreement with any person relating to the provision of electric or gas utility service by Enserch or any of its Subsidiaries, on the one hand, or TUC or any of its Subsidiaries, on the other hand, to commercial and industrial customers in the service territory of the other party.

         Section 7.21     Certain Restrictions in Respect of TUC.

         (a) Dividends; Changes in Stock. TUC shall not (i) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to its capital stock, including, without limitation, by way of any extraordinary dividends on or other extraordinary distributions in respect of any of its capital stock, or (ii) amend any material term or provision of the TUC Common Stock.

         (b) Material Acquisitions. TUC shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

         (c) Other Actions. TUC shall not, and shall not permit any of its Subsidiaries to, take or fail to take any other action which would reasonably be expected to prevent or materially impede, interfere with or delay the Merger.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         Section 8.1      Access to Information.

         (a) Upon reasonable notice, each of Enserch and TUC shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each shall, and shall cause its Subsidiaries to, furnish promptly to the other:

                 (i) a copy of each report, schedule and other document filed by it or any of its Subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing, and

                 (ii) all information concerning itself, its Subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement.

         (b) Without limiting the application of the Confidentiality Agreement, all documents and information furnished pursuant to Section 8.1(a)
(ii) shall be subject to the Confidentiality Agreement.

         Section 8.2      Proxy Statement and Registration Statement.

         (a)     Preparation and Filing.

                 (i) As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Proxy Statement (together the "Proxy/Registration Statement").

                 (ii) The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

                 (iii) The parties shall also take such action as may be reasonably required to cause the shares of TUC Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that neither Enserch nor TUC shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which it will not, following the Merger, be so subject.

                 (iv) Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Proxy/Registration Statement.

                 (v) No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Proxy/Registration Statement.

                 (vi) The Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.

                 (vii) The parties shall take such action as may be reasonably required to cause the shares of TUC Common Stock issuable in the Merger to be approved for listing on the NYSE.

         (b) Letter of TUC's Accountants. Following receipt by Deloitte & Touche, L.L.P., TUC's independent auditors, of an appropriate request from Enserch pursuant to SAS No. 72, TUC shall use best efforts to cause to be delivered to Enserch a letter of Deloitte & Touche, L.L.P., dated a date within two business days before the effective date of the Registration Statement, and addressed to Enserch, in form and substance reasonably satisfactory to Enserch and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Registration Statement.

         (c) Letter of Enserch' Accountants. Following receipt by Deloitte & Touche, L.L.P., Enserch' independent auditors, of an appropriate request from TUC pursuant to SAS No. 72, Enserch shall use best efforts to cause to be delivered to TUC a letter of Deloitte & Touche, L.L.P., dated a date within two business days before the effective date of the Registration Statement, and addressed to TUC, in form and substance reasonably satisfactory to TUC and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Registration Statement.

         (d) Fairness Opinions. It shall be a condition to the mailing of the Proxy Statement to the shareholders of Enserch and to the obligation of TUC to request effectiveness of the Registration Statement that (i) Enserch shall have received an opinion from Morgan Stanley, dated the date of the Proxy Statement, to the effect that, as of the date thereof, the Ratio is fair from a financial point of view to the holders of Enserch Common Stock, and (ii) TUC shall have received an opinion from Barr Devlin, dated the date of the Registration Statement, to the effect that, as of the date thereof, the Ratio is fair from a financial point of view to the holders of TUC Common Stock.

         Section 8.3      Regulatory Matters.

         (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby, and shall respond promptly to any requests for additional information made by either of such agencies.

         (b) Tax Ruling. TUC and Enserch each hereby agree to cooperate with the other party and to use its best efforts to file a request as soon as practicable, and in no event later than 60 days after the signing of this Agreement, to obtain the tax ruling contemplated by Section 9.1(g) of this Agreement.

         (c)     Other Regulatory Approvals.

                 (i) Each party hereto shall cooperate and use its best efforts promptly to prepare and file all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the TUC Required Statutory Approvals, the Enserch Required Statutory Approvals, and the Texas Railroad Commission Review except to the extent that TUC, in its sole discretion, waives the requirement of the Texas Railroad Commission Review. Further, regarding the Texas Railroad Commission Review, it is agreed that the parties will, within 30 days of execution of this Agreement, report the transaction to the Texas Railroad Commission and jointly request that the Texas Railroad Commission enter an order determining that this transaction is in the public interest.

                 (ii) Enserch shall have the right to review and approve in advance all characterizations of the information relating to Enserch, on the one hand, and TUC shall have the right to review and approve in advance all characterizations of the information relating to TUC, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger.

                 (iii) TUC and Enserch shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

         Section 8.4      Shareholder Approval.

         (a) Approval of Enserch Shareholders. Enserch shall, as promptly as reasonably practicable after the date hereof

                 (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Enserch Special Meeting") for the purpose of securing the Enserch Shareholders' Approval,

                 (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and its Articles of Incorporation and Bylaws,

                 (iii) recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and

                 (iv) cooperate and consult with TUC with respect to each of the foregoing matters, provided, that nothing contained in this
         Section 8.4(a) shall require the Board of Directors of Enserch to take any action or refrain from taking any action that such Board determines in good faith with written advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

         (b) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of Enserch to hold the Enserch Special Meeting that the opinion of Morgan Stanley referred to in Section 8.2(d)(i) shall not have been withdrawn.

         Section 8.5      Directors' and Officers' Indemnification.

         (a) Indemnification. To the fullest extent not prohibited by law, TUC agrees that for a period of six (6) years after the Effective Time, all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of Enserch and its Subsidiaries (at the Effective Time) (each an "Indemnified Party") as provided for in their respective Articles of Incorporation or Bylaws shall continue in full force and effect. After the Effective Time, TUC will consent to the establishment by Enserch and its Subsidiaries of such additional indemnification arrangements in favor of Enserch' and its Subsidiaries' directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangements available to the directors and officers of TUC for all events or actions occurring subsequent to the Effective Time.

         (b) Insurance. For a period of six (6) years after the Effective Time, TUC shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Enserch and its Subsidiaries (at the Effective Time) provided that TUC may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to TUC not greater than 200 percent of the current aggregate annual premiums for the policies currently maintained by Enserch and its Subsidiaries for its directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, TUC shall maintain or obtain as much of such insurance for Enserch and its Subsidiaries as can be so maintained or obtained at a cost equal to 200 percent of the current annual premium for directors' and officers' liability insurance.

         (c) Successors. In the event that TUC, Enserch or any of its Subsidiaries or any of their respective successors or assigns.

                 (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or

                 (ii) transfers all or substantially all of its properties and assets to any person,

then and in each such case, proper provision shall be made so that such successors and assigns shall assume the obligations set forth in this Section 8.5.

         (d) The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

         Section 8.6      Disclosure Schedules.

         (a) On or prior to the date of this Agreement, TUC shall have delivered to Enserch Section 6.4(c) of the TUC Disclosure Schedule (as defined below) and Enserch shall have delivered to TUC Section 5.4(c) of the Enserch Disclosure Schedule (as defined below).

         (b) Within seven days following the date of execution of this Agreement, (i) TUC shall deliver to Enserch all schedules required to be delivered by it in connection with this Agreement (the "TUC Disclosure Schedule") other than Section 6.4(c) of the TUC Disclosure Schedule and (ii) Enserch shall deliver to TUC all schedules required to be delivered by it in connection with this Agreement (the "Enserch Disclosure Schedule,") other than
Section 5.4(c) of the Enserch Disclosure Schedule and for a period of 21 days following the date of execution of this Agreement (the "Due Diligence Period"), each of TUC and Enserch shall provide to the other party and its Representatives access pursuant to Section 8.1 in order for the other party to complete its due diligence investigation of the party providing access pursuant to Section 8.1. Either TUC or Enserch may terminate this Agreement during the Due Diligence Period in the manner contemplated by Section 10.1(i) (in the case of a termination by TUC) or Section 10.1(j) (in the case of a termination by Enserch): provided, however, that it is expressly understood and agreed that if neither TUC nor Enserch terminates this Agreement pursuant to and in accordance with the provisions of Sections 10.1(i) or 10.1(j), as the case may be, then TUC may not thereafter assert a failure of the condition set forth in Sections 9.2(b) or (d) or terminate the Agreement pursuant to Section 10.1(h)(i) and Enserch may not thereafter assert a failure of the condition set forth in Sections 9.3(b) or (d) or terminate the Agreement pursuant to Section

10.1(g)(i), based on any information uncovered by it or provided to it during the Due Diligence Period.

         (c) The Disclosure Schedules, when so delivered, shall constitute an integral part of this Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules.

         (d) Any and all statements, representations warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

         (e) Without limiting the application of the Confidentiality Agreement, the parties shall use their best efforts to keep the Disclosure Schedules confidential.

         Section 8.7 Public Announcements. TUC and Enserch shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party, however, each party recognizes the other party's obligations imposed by law or any applicable national securities exchange, and will endeavor to accommodate such obligations.

         Section 8.8 Rule 145 Affiliates. Enserch shall identify in a letter to TUC all persons who are, at the Closing Date, "affiliates" of Enserch as such term is used in Rule 145 under the Securities Act. Enserch shall use its reasonable efforts to cause its affiliates to deliver to TUC on or prior to the Closing Date a written agreement to the effect that:

                 (i) any future disposition by such person of any TUC Common Stock such person receives as the result of the Merger will be accomplished in accordance with Rule 145(d) under the Securities Act; and

                 (ii) such person agrees that appropriate legends shall be placed upon the certificates evidencing ownership of the TUC Common Stock that such person receives as a result of the Merger.

         Section 8.9 Employment Agreement Consultation. Enserch and TUC shall consult with each other prior to entering into, or amending, any individual employment or severance agreements after the date hereof as contemplated or permitted in accordance with Section 7.10. Each of Enserch and TUC shall promptly furnish to the other, upon reasonable request by the other, detailed information, together with underlying documentation, with respect to all such existing or proposed individual employment or severance agreements or amendments thereto.

         Section 8.10     Stock Option and Bonus Plans.

         The following provisions shall apply to each stock option plan, stock bonus plan and similar plans of Enserch under which the delivery of Enserch Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan", and all of which are described on Section 8.10 of the Enserch Disclosure Section):

                          (a) (i) Enserch shall take such action as may be necessary so that from and after the date hereof, no further grants of stock, options, or other rights shall be made under any Stock Plan, and after the Effective Time, outstanding options to purchase shares of Enserch Common Stock shall be exercisable to purchase a number of shares of TUC Common Stock as may be determined by applying the Ratio set forth in
                 Article III hereof; and

                 (ii)     TUC shall

                          (A) to the extent required under applicable SEC rules, take all corporate action necessary or appropriate to obtain shareholder approval at an annual meeting selected by TUC with respect to such Stock Plan to the extent such approval is required to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act,

                          (B) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of TUC Common Stock for delivery upon exercise of options under such Stock Plan which are outstanding on the date hereof, and

                          (C) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of TUC Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to the extent such filing is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such options remain outstanding.

         (b) To the extent that the change in any Stock Plan from options exercisable in Enserch Common Stock to options exercisable in TUC Common Stock does not adequately reflect the economic effect of the fluctuations in the value of EEX Common Stock, TUC will appropriately adjust the terms of such Stock Plan in an equitable manner which does not impair the value of the rights of the option holder or result in neither a net financial benefit nor detriment to TUC.

         Section 8.11     No Solicitations.

         (a) No party hereto shall, and each such party shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal, or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal.

         (b) Enserch and TUC shall notify the other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making
it) within 24 hours of the receipt thereof and shall give the other ten days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal.

         (c) Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

         (d) Notwithstanding anything in this Section 8.11 to the contrary, unless the Enserch Shareholders' Approval has been obtained, Enserch or TUC may, to the extent that the Board of Directors of such party determines in good faith with the written advice of outside counsel that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its Subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person.

         Section 8.12     Transition Management.

         (a) As promptly as practicable after the date hereof, TUC and Enserch shall create a special transition management task force (the "Task Force") that shall be comprised of representatives from each of the primary business functions of each company.

         (b) The functions of the Task Force shall include (i) to serve as a conduit for the flow of information and documents between the companies and their Subsidiaries as contemplated by Section 7.15, (ii) to review and evaluate proposed exceptions to the restrictions on the conduct of business pending the Merger set forth in Article VII, and (iii) development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.

         (c) From time to time, the Task Force shall report its findings to the Chief Executive Officers of Enserch and TUC, each of whom shall report on such matters as he shall deem appropriate to his respective board.

         Section 8.13 Expenses. Subject to Section 10.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by TUC and Enserch.

         Section 8.14     Employee Benefit Matters.

         Following the Closing, TUC shall cause Enserch to maintain the level of benefits provided to the employees and all former employees of Enserch and its Subsidiaries that is in effect as of the date hereof (other than benefits under any Stock Plan) until TUC shall provide benefits to such employees and former employees on a basis consistent with the provision of benefits provided otherwise to other employees and former employees within the TUC system.

         Section 8.15     Other Agreements.

         (a) Prior to the Closing, Enserch will take all action necessary to effect the Distribution pursuant to the terms of the Distribution Agreement, including, without limitation, entering into the Distribution Agreement and voting its shares of LSEC and EEX in favor of the Merger of EEX with and into LSEC (the "Preliminary Merger") and the other transactions contemplated by the Distribution Agreement. Enserch shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Distribution, unless Enserch determines in good faith after receipt of written advice of outside counsel that the Distribution would result in a substantive violation of applicable Texas law relating to corporate distributions and Texas and federal laws relating to fraudulent conveyances or transfers.

         (b) Tax Allocation Agreement. Prior to the Closing Time, Enserch and LSEC will enter into the Tax Allocation Agreement substantially in the form attached hereto as Exhibit B with such amendments as consented to in writing by TUC (the "Tax Allocation Agreement").

         (c)     Enserch Notes.   TUC and Enserch each hereby agree to
cooperate with the other party and Enserch will use its reasonable best efforts to maintain, and TUC shall take such actions as are necessary to meet the quantitative parameters necessary for Enserch to maintain the rating issued by two Nationally Recognized Statistical Rating Organizations (as defined in Rule 15c-3 of the Exchange Act) of the Enserch Notes at or above their present level.

         Section 8.16     Covenant to Satisfy Conditions.

         (a) Each of Enserch and TUC shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

         (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, Enserch and TUC shall each use its best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby (subject to the vote of Enserch' shareholders described in Sections 5.13), including fully cooperating with the other in obtaining the Enserch Required Statutory Approvals, the TUC Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

                                   ARTICLE IX

                                   CONDITIONS

         Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 10.5:

         (a) Shareholder Approval. The Enserch Shareholders' Approval shall have been obtained.

         (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continue in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

         (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

         (d) Listing of Shares. The shares of TUC Common Stock issuable in the Merger pursuant to Article III shall have been approved for listing on the NYSE upon official notice of issuance.

         (e)     Statutory Approvals.      The TUC Required Statutory
Approvals, the Enserch Required Statutory Approvals, and the Texas Railroad Commission Review, unless waived by TUC in accordance with the provisions of
Section 8.3(c)(i), and any clearance under the HSR Act or matters related thereto shall have been obtained at or prior to the Effective Time, any such approvals (or in the case of the Texas Railroad Commission Review, the satisfaction of any one of (i) through (v) of the definition thereof) shall have become or resulted in Final Orders at or prior to the Effective Time, and no such Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Enserch and its Subsidiaries taken as a whole (in the case of the obligation of TUC to effect the Merger) or of TUC and its Subsidiaries taken as a whole and determined as if the Merger had taken place (in the case of the obligation of Enserch to effect the Merger).

         (f) Consummation of the Distribution. The Preliminary Merger shall have been completed and the Distribution shall have become effective in accordance with the terms of the Distribution Agreement and each of the agreements contemplated thereby.

                 (g) Tax Ruling. (i) The Internal Revenue Service shall have issued and not revoked a ruling (the "Ruling") reasonably satisfactory to Enserch and TUC to the effect that the Distribution will result in no taxable gain to Enserch or its shareholders. Reasonable satisfaction shall include the right to receive a reasonably satisfactory opinion of counsel on the transaction upon which the Ruling is contingent.

                 (ii) TUC shall have received a reasonably satisfactory representation of Enserch that no material tax liability will be incurred by Enserch as a result of the Distribution notwithstanding the tax-free nature of the Distribution.

         (h) Tax Allocation Agreement. The Tax Allocation Agreement shall have become effective in accordance with its terms.

         Section 9.2 Conditions to Obligation of Enserch to Effect the Merger. The obligation of Enserch to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Enserch in writing pursuant to Section 10.5:

         (a) Performance of Obligations of TUC. TUC shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

         (b) Representations and Warranties. The representations and warranties of TUC set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (c) Closing Certificates. Enserch shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of TUC, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 9.2(a) and (b) have been satisfied.

         (d) TUC Material Adverse Effect. No TUC Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a TUC Material Adverse Effect.

         (e) Tax Opinion. Enserch shall have received an opinion of counsel, in form and substance satisfactory to Enserch, dated the Closing Date, which opinion may be based on appropriate representations of Enserch and TUC, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be a tax-free reorganization under Code Section 368(a)(1)(B) and that Enserch and the shareholders of Enserch who exchange their shares solely for stock of TUC will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

         (f) TUC Required Consents. The TUC Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a TUC Material Adverse Effect.

         Section 9.3 Conditions to Obligation of TUC to Effect the Merger. The obligation of TUC to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by TUC in writing pursuant to Section 10.5:

         (a) Performance of Obligations of Enserch. Enserch shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

         (b) Representations and Warranties. The representations and warranties of Enserch set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (c) Closing Certificates. TUC shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Enserch, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 9.3(a) and (b) have been satisfied.

         (d) Enserch Material Adverse Effect. No Enserch Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, an Enserch Material Adverse Effect, provided that for purposes of this Section 9.3(d), the Distribution Subsidiaries shall not be taken into account in determining an Enserch Material Adverse Effect.

         (e) Tax Opinion. TUC shall have received an opinion of counsel, in form and substance satisfactory to TUC, dated the Closing Date, which opinion may be based on appropriate representations of Enserch and TUC, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be a tax-free reorganization under Code Section 368(a)(1)(B) and that TUC will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

         (f) Enserch Required Consents. The Enserch Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in an Enserch Material Adverse Effect, provided, however, that for purposes of this Section 9.3(f), the consent of the holders of the Enserch Notes shall not constitute an Enserch Required Consent.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

         (a) by mutual written consent of the Boards of Directors of TUC and Enserch;

         (b) by Enserch or TUC, by written notice to the other, if the Effective Time shall not have occurred on or before March 31, 1997; provided, however, that such date shall automatically be changed to September 30, 1997 if, on March 31, 1997:

                 (i) the conditions set forth in Sections 9.1(e) and (g) have not been satisfied or waived;

                 (ii) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and

                 (iii) any approvals required by Sections 9.1(e) and (g) that have not yet been obtained are being pursued with diligence; provided, further, that the right to terminate this Agreement under this Section

         10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

         (c) by Enserch or TUC, by written notice to the other party if the Enserch Shareholders' Approval shall not have been obtained at a duly held Enserch Special Meeting, including any adjournments thereof;

         (d) by Enserch or TUC, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by Enserch or TUC, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

         (e) by Enserch, upon two days' prior notice to TUC, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination"), in each case by a party other than TUC or any of its affiliates (provided, however, that the Distribution pursuant to the Distribution Agreement and related transactions shall not be deemed to be a Business Combination), the Board of Directors of Enserch determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that

                 (i) the Board of Directors of Enserch shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal, and

                 (ii) prior to any such termination, Enserch shall, and shall cause its respective financial and legal advisors to, negotiate with TUC to make such adjustments in the terms and conditions of this Agreement as would enable Enserch to proceed with the transactions contemplated herein;

         (f) by TUC, upon two days' prior notice to Enserch, if, as a result of a tender offer or any written offer or proposal with respect to a Business Combination, in each case by a party other than Enserch or any of its affiliates, the Board of Directors of TUC determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that

                 (i) the Board of Directors of TUC shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal, and

                 (ii) prior to any such termination, TUC shall, and shall cause its respective financial and legal advisors to, negotiate with Enserch to make such adjustments in the terms and conditions of this Agreement as would enable TUC to proceed with the transactions contemplated herein;

         (g)     by Enserch, by written notice to TUC, if

                 (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of TUC hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by TUC of notice in writing from Enserch, specifying the nature of such breach and requesting that it be remedied, or

                 (ii) the Board of Directors of TUC shall withdraw or modify in any manner materially adverse to Enserch its approval or recommendation of this Agreement or the Merger or resolve to take such action; or

         (h)     by TUC, by written notice to Enserch, if

                 (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Enserch hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by Enserch of notice in writing from TUC, specifying the nature of such breach and requesting that it be remedied, or

                 (ii) the Board of Directors of Enserch shall withdraw or modify in any manner materially adverse to TUC its approval or recommendation of this Agreement or the Merger or resolve to take such action.

         (i) by TUC by written notice (which notice shall specify TUC's reasons in reasonable detail) delivered to Enserch prior to 5:00 p.m. on May 4, 1996, if (A) TUC in the due diligence investigation contemplated by Section
8.6 shall uncover, or the Enserch Disclosure Schedules delivered to TUC subsequent to the date of this Agreement shall disclose, information that, as of the date of this Agreement, has not been previously disclosed in an Enserch SEC Report or that has not previously been disclosed by Enserch or any of its Representatives to TUC and (B) such information in the aggregate reflects a material adverse change in the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Enserch and its Subsidiaries taken as a whole, as compared to the information that was disclosed in an Enserch SEC Report or by Enserch or any of its Representatives to TUC prior to the date of this Agreement, or

         (j) by Enserch by written notice (which notice shall specify Enserch' reasons in reasonable detail) delivered to TUC prior to 5:00 p.m. on May 4, 1996, if (A) Enserch in the due diligence investigation contemplated by
Section 8.6 shall uncover, or the TUC Disclosure Schedules delivered to Enserch subsequent to the date of this Agreement shall disclose, information that, as of the date of this Agreement, has not been previously disclosed in a TUC SEC Report or that has not previously been disclosed by TUC or any of its Representatives to Enserch and (B) such information in the aggregate reflects a material adverse change in the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of TUC and its Subsidiaries taken as a whole, as compared to the information that was disclosed in a TUC SEC Report or by TUC or any of its Representatives to Enserch prior to the date of this Agreement.

         Section 10.2 Effect of Termination. In the event of termination of this Agreement by either TUC or Enserch pursuant to Section 10.1, there shall be no liability on the part of either TUC or Enserch or their respective officers or directors hereunder, except that

                 (i) Section 7.20, Section 8.1(b), Section 8.6(d), Section 8.13, Section 10.3 and Section 11.2 shall survive and

                 (ii) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement.

         Section 10.3     Certain Damages, Payments and Expenses.

         (a) Damages Payable Upon Termination for Breach or Withdrawal of Approval. If this Agreement is terminated pursuant to Sections 10.1(g)(i) or
(ii) or Sections 10.1(h)(i) or (ii) (breach of representation, warranty, covenant or agreement or withdrawal of board recommendation), then the breaching party or party whose board has withdrawn its recommendation shall promptly (but not later than five business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the of out-of-pocket expenses and fees incurred by the other party arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not in excess of $15 million ("Out-of-Pocket Expenses"), provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

         (b)     Other Termination Payments. If this Agreement

                 (i)      is terminated

                          (A) pursuant to Sections 10.1(e) or 10.1(f) (fiduciary out),

                          (B) pursuant to Section 10.1(c) (failure to obtain shareholder approval), following a failure of the shareholders of Enserch to grant the necessary approval described in Section 5.13 (a "Shareholder Disapproval"),

                          (C)     as a result of a material breach of Section
                 8.4 (approval of shareholders), or

                          (D) pursuant to Section 10.1(g)(ii) or Section 10.1(h)(ii) (board withdrawal of approval)

                          and

                 (ii)     with respect to any termination referred to in clause
         (i)(A), (C) or (D) above, at the time of such termination (or, in the case of any termination referred to in clause (i)(B) above, prior to the Enserch Special Meeting), there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving Enserch and TUC (as the case may be, the "Target Party") or the affiliates thereof which, at the time of such termination (or of the meeting of Enserch's shareholders) shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third-party, then Target Party shall pay the other party a termination fee equal to the difference between $42.5 million and the Out- of-Pocket Expenses incurred by the other party.

         (c)     Expenses.

                 (i) The parties agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

                 (ii) If one party fails to promptly pay to the other any amounts due under this Section 10.3, such defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

         (d) Limitation of Fees. Notwithstanding anything herein to the contrary, (i) the aggregate amount payable by TUC and its affiliates pursuant to Section 10.3(a) and Section 10.3(b) shall not exceed $42.5 million and (ii) the aggregate payable by Enserch and its affiliates pursuant to Section 10.3(a), Section 10.3(b) and the terms of the Enserch Stock Option Agreement shall not exceed $42.5 million. For purposes of this Section 10.3(d), the amount payable pursuant to the terms of the Enserch Option shall be the amount that would be paid pursuant to Section 7 (a) thereof determined as if TUC had exercised the "put" of the entire Enserch Option on the Termination Date ("Option Value"). If the sum of the aggregate amount payable by Enserch and its affiliates pursuant to Sections 10.3(a) and (b) and the Option Value exceeds $42.5 million, (i) TUC's Out of Pocket Expenses shall be paid in full and the amount payable pursuant to Section 10.3(b) and the Option Value shall be reduced in equal amounts so that such aggregate amount shall be equal to $42.5 million (provided, however, that the Option Value shall not be reduced below the Option Value which would result if the number of shares covered by the Enserch Option was 10,000 shares and, in such case, the amount payable pursuant to Section 10.3(b) shall be reduced by the amount otherwise allocable to the Option Value) and (ii) and the number of shares purchasable upon the exercise of the Enserch Option shall be correspondingly reduced as provided in the Enserch Option Agreement.

         Section 10.4     Amendment.

         (a) This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the shareholders of Enserch and prior to the Effective Time, but after such approvals, no such amendment shall

                 (i) alter or change the amount or kind of shares, to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under Article II, or

                 (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of TUC Common Stock or the Enserch Common Stock.

         (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.5 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall not survive the Merger, except the covenants and agreements contained in this Section 11.1 and in Article III (Exchange of Shares), Section 8.1(b) (Access to Information), Section 8.5 (Directors' and Officers Indemnification), Section 8.10 (Incentive, Stock and Other Plans),
Section 8.14 (Employee Benefit Matters), Section 8.15(c) (Enserch Notes),
Section 10.3 (Certain Damages, Payments and Expenses) and Section 11.7 (Parties In Interest), each of which shall survive in accordance with its terms.

         Section 11.2     Brokers.

         (a) TUC represents and warrants that, except for Barr Devlin, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TUC.

         (b) Enserch represents and warrants that, except for Morgan Stanley, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Enserch.

         Section 11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)     if to TUC:

                 Worsham, Forsythe & Wooldridge, L.L.P.
                 1601 Bryan St., 30th Floor
                 Dallas, Texas  75201
                 Attention:  Robert A. Wooldridge, Esq.
                 Fax:  (214) 880-0011
         with a copy to:

                 LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                 125 West 55th Street
                 New York, N.Y.  10019
                 Attention:  Douglas W. Hawes, Esq.
                 Fax:  (212) 424-8500

         (ii)    if to Enserch:

                 Enserch Corporation
                 300 South St. Paul
                 Dallas, Texas  75201-5598
                 Attention:  William T. Satterwhite, Esq.
                             Senior Vice-President and General Counsel
                 Fax:  (214) 573-3430

         with a copy to:

                 Covington & Burling
                 1201 Pennsylvania Avenue, N.W.
                 Washington, D.C.
                 Attention:  David N. Brown, Esq.
                 Fax:  (202) 662-6291

         Section 11.4     Miscellaneous.

         (a) This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, and (iii) shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

      (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

         Section 11.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

         Section 11.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties and their heirs and representatives as set forth in Section 8.5, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 11.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 11.9 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.

         IN WITNESS WHEREOF, Enserch, TUC, TXA and TXB have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           ENSERCH CORPORATION


                                           By: /s/ D. W. BIEGLER
                                               ---------------------------------
                                                 Name:  D. W. Biegler
                                                 Title: Chairman and Chief
                                                        Executive Officer

                                           TEXAS UTILITIES COMPANY


                                           By: /s/ ERLE NYE
                                               ---------------------------------
                                                 Name:  Erle Nye
                                                 Title: President and Chief
                                                        Executive

                                           TXA, INC.


                                           By: /s/ H. JARRELL GIBBS
                                               ---------------------------------
                                                 Name:  H. Jarrell Gibbs
                                                 Title: President


                                           TXB, INC.


                                           By: /s/ H. JARRELL GIBBS
                                               ---------------------------------
                                                 Name:  H. Jarrell Gibbs
                                                 Title: President

                               AGREEMENT AND PLAN

                                       OF

                                  DISTRIBUTION

                                     AMONG

                              ENSERCH CORPORATION

                           ENSERCH EXPLORATION, INC.

                            LONE STAR ENERGY COMPANY

                                      AND

                            TEXAS UTILITIES COMPANY

                               TABLE OF CONTENTS



Section 1.1      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Section 2.1      Terms of Preliminary Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Section 2.2      Allocation of Assets and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Section 2.3      Transition Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Section 2.4      Mechanics of Spin-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Section 2.5      Timing of Spin-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Section 3.1      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Section 4.1      Transaction Relating to the Spin-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Section 4.2      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Section 5.1      Representations and Warranties of Enserch  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Section 5.2      Representations and Warranties of LSEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Section 6.1      Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Section 7.1      Tax Allocation Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Section 7.2      Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Section 7.3      Conditions to Merger Satisfied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Section 7.4      Registration of Spinco Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Section 7.5      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Section 8.1      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Section 8.2      Termination of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Section 8.3      Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Section 9.1      Nonsolicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Section 10.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 10.2     Amendment and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 11.1     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 11.2     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 11.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 11.4     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 11.5     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 11.6     Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13


                       AGREEMENT AND PLAN OF DISTRIBUTION

         AGREEMENT AND PLAN OF DISTRIBUTION, dated as of _________, 1996 ("Agreement"), among Enserch Corporation, a Texas corporation ("Enserch"), Enserch Exploration, Inc., a Texas corporation ("EEX"), Lone Star Energy Company, a Texas corporation ("LSEC"), and Texas Utilities Company, a Texas corporation ("TUC").


                                    RECITALS

         WHEREAS, Enserch, TUC and TXA, Inc., ("TXA") a wholly owned subsidiary of TUC, and TXB, Inc., a company owned 50% by TUC and 50% by Enserch ("TXB") have entered into an Agreement and Plan of Merger, dated as of April 13, 1996 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of TXA with and into Enserch, or in the alternative the merger of a wholly owned subsidiary of TXB with and into TUC and the Merger of a separate wholly owned subsidiary of TXB with and into Enserch;

         WHEREAS, it is a condition to the Merger that EEX will merge with and into LSEC in a reorganization described in Section 368(a) of the Internal Revenue Code (the "Preliminary Merger").

         WHEREAS, as a further condition to the Merger, immediately prior to the Effective Time (as defined in Section 2.2 of the Merger Agreement) of the Merger, subject to the satisfaction or waiver of the conditions set forth in
Article VII of this Agreement, the Board of Directors of Enserch expects to make a distribution (the "Spin Off") in accordance with Article 2.38 of the Texas Business Corporation Act ("Texas Law") to the holders of Common Stock of Enserch, par value $4.45 per share (the "Enserch Common Stock"), on a pro rata basis, all of the then outstanding shares of Common Stock (the "Spinco Common Stock"), par value $1.00 per share, of LSEC as the survivor of the Preliminary Merger ("Spinco"); and

         WHEREAS, the purpose of the Spin-Off is to make possible the Merger by divesting Enserch of EEX, and LSEC.

         WHEREAS, this Agreement sets forth or provides for certain agreements among Enserch, TUC and LSEC in consideration of the separation of the ownership of Spinco.

         NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.1      Definitions.

         As used in this Distribution Agreement, the following terms shall have the following meanings:

         "Transfer Agent" shall mean the transfer agent for Enserch Common
Stock.

         "Enserch Companies" shall mean Enserch and its subsidiaries.


                                   ARTICLE II

                             MECHANICS OF SPIN-OFF

         Section 2.1 Terms of Preliminary Merger. The Preliminary Merger will be effected pursuant to the terms of an agreement and plan of merger (the "Spinco Merger Agreement") to be entered into among EEX and LSEC in accordance with the terms hereof and the Texas Business Corporation Act ("Texas Law").

         Section 2.2 Allocation of Assets and Liabilities. When the Preliminary Merger takes effect under Texas Law (the "Preliminary Effective Time"), all of the assets and liabilities of EEX and LSEC (the "Merger Parties") shall be allocated to and vested in Spinco as the surviving corporation of the Preliminary Merger.

         Section 2.3 Transition Matters. It is the intention of the parties to separate the operations of the Enserch Companies and the Merger Parties as soon as practicable following the Effective Time. To this end, the Enserch Companies and the Merger Parties will take all commercially reasonable steps to effectuate such separation, including the termination of all contractual obligations, services guarantees and other financial accommodations between the parties unless the continuation of such arrangements are approved by TUC. Until such separation is effectuated, the parties agree as follows:

         (a)     Contracts

         Contracts in existence between any of the Merger Parties and any of the Enserch Companies on the Preliminary Effective Date will continue in accordance with their terms, subject to amendment or termination to the extent provided therein or as otherwise may occur.

         (b)     Services

         Services to the Merger Parties as have historically been provided by the Enserch Companies to the Merger Parties shall be subject to continuation, revision or termination in the discretion of each of the Enserch Companies and the Merger Parties.

         (c)     Guaranties

         Guaranties executed by an of the Enserch Companies on behalf of any of the Merger Parties shall continue in effect to the extent the terms thereof are applicable and enforceable and may otherwise be amended, modified or terminated in the discretion of each of the Enserch Companies and the Merger Parties.

         Section 2.4      Mechanics of Spin-Off.

         The Spin-Off shall be effected by the distribution to each holder of record of Enserch Common Stock, as of the close of the stock transfer books on the record date designated by or pursuant to the authorization of the Board of Directors of Enserch (the "Record Date"), of certificates representing one share of Spinco Common Stock multiplied by the number of shares of Enserch Common Stock held by such holder. No fractional shares of Spinco Common Stock shall be distributed and cash shall be distributed in lieu of fractional shares on a basis approved by the Board of Directors of Enserch.

         Section 2.5      Timing of Spin-Off.

         Immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Article VII, the Board of Directors of Enserch shall formally declare the Spin-Off and pay it by delivery of certificates for Spinco Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Spin-Off shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Spin-Off has been declared and that the Transfer Agent is authorized to proceed with the distribution of Spinco Common Stock, which notification agrees to deliver promptly following such declarations (the "Effective Time").


                                  ARTICLE III

                             TAX SHARING AGREEMENT

         Section 3.1      Tax Matters.

         Prior to the Time of Distribution, the parties hereto shall execute and deliver an Agreement relating to past and future tax sharing and certain issues associated therewith in the form attached to the Merger Agreement as Exhibit A (the "Tax Allocation Agreement").

                                   ARTICLE IV

                              CERTAIN TRANSACTIONS

         Section 4.1      Transaction Relating to the Spin-Off.

         Immediately prior to the Spin-Off Effective Time, the Preliminary Merger shall be consummated. The consummation of the Preliminary Merger shall be conditioned upon the closing of the Merger.

         Section 4.2      Further Assurances.

         (a) The parties agree that if after the Time of Distribution, either party holds assets which by the terms hereof were intended to be assigned and transferred to, or retained by, the other party, such party shall promptly assign and transfer or cause to be assigned and transferred such assets to the other party.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         Section 5.1      Representations and Warranties of Enserch.

         Enserch represents and warrants to Spinco as follows:

         (a)     Organization

         Enserch is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

         (b)     Authority

         Enserch has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Enserch. This Agreement has been duly executed and delivered by Enserch and constitutes a legal, valid and binding obligation of Enserch enforceable against it in accordance with its terms.

         (c)     No Conflict

         The execution, delivery and performance by Enserch of this Agreement will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or by- laws of Enserch, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Enserch or any of its properties or assets, or (iii) any Material Contract (as defined in the Merger Agreement) to which Enserch is a party or by which Enserch or any of its properties is bound.

         (d)     Approvals

         No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority (as defined in the Merger Agreement) is required in connection with the making or performance by Enserch of this Agreement, subject to compliance with applicable securities laws.

         Section 5.2      Representations and Warranties of LSEC.

         LSEC represents and warrants to Enserch and TUC as follows:

         (a)     Organization

         LSEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

         (b)     Authority

         LSEC has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of LSEC. This Agreement has been duly executed and delivered by LSEC and constitutes a legal, valid and binding obligation of LSEC enforceable against it in accordance with its terms.

         (c)     No Conflict

         The execution, delivery and performance by LSEC of this Agreement will not contravene, violate, result in a breach of or constitute a default under
(i) any provision of applicable law or of the articles of incorporation or by-laws of LSEC or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LSEC or any of its properties or assets, or (iii) any Material Contract (as defined in the Merger Agreement) to which Enserch is a party or by which Enserch or any of its properties is bound.

         (d)     Approvals

         No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority (as defined in the Merger Agreement) is required in connection with the making or performance by LSEC of this Agreement, subject to compliance with applicable securities laws.

         Section 5.3      Representations and Warranties of EEX.

         EEX represents and warrants to Enserch and TUC as follows:

         (a)     Organization

         EEX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

         (b)     Authority

         EEX has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of EEX, subject to shareholder approval. This Agreement has been duly executed and delivered by EEX and constitutes a legal, valid and binding obligation of EHI enforceable against it in accordance with its terms.

         (c)     No Conflict

         The execution, delivery and performance by EEX of this Agreement will not contravene, violate, result in a breach of or constitute a default under
(i) any provision of applicable law or of the articles of incorporation or by-laws of EEX or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EEX or any of its properties or assets, or (iii) any Material Contract (as defined in the Merger Agreement) to which Enserch is a party or by which Enserch or any of its properties is bound.

         (d)     Approvals

         No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority (as defined in the Merger Agreement) is required in connection with the making or performance by EEX of this Agreement.

                                   ARTICLE VI

                               CERTAIN COVENANTS

         Section 6.1      Certain Covenants.

         (a) LSEC acknowledges that it will be allocated and vested in the properties and assets of EEX in the Preliminary Merger without any representation or warranty, in "as is" condition and on a "where is" basis.

         (b) The reasonable expenses incurred by the Merger Parties in connection with the Preliminary Merger and the Spin Off will be paid by Enserch.


                                  ARTICLE VII

                                   CONDITIONS

         The obligations of Enserch and LSEC to consummate the Spin-Off shall be subject to the fulfillment of each of the following conditions:

         Section 7.1      Tax Allocation Agreement.

         The Tax Allocation Agreement shall have been executed and delivered by each of Enserch and LSEC.

         Section 7.2      Certain Transactions.

         The Preliminary Merger shall have been successfully consummated.

         Section 7.3      Conditions to Merger Satisfied.

         Each condition to the closing of the Merger set forth in Article IX of the Merger Agreement shall have been satisfied or waived.

         Section 7.4      Registration of Spinco Shares.

         Any registration statement filed by Spinco with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the issuance of Spinco Common Stock in the Spin-Off shall have become effective under the Securities Act or Exchange Act, as applicable, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

         Section 7.5      Regulatory Approvals.

         No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).


                                  ARTICLE VIII

                                INDEMNIFICATION

         Section 8.1      General.

         (a) From and after the Effective Time, Spinco agrees to indemnify and hold harmless TUC and Enserch (together the "TUC Parties") and their respective directors, officers, employees, affiliates, agents and assigns, as applicable, against any and all losses, as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

                 (i) any breach of or any inaccuracy in any representation or warranty of Spinco, EEX or LSEC (collectively, the "Spinco Entities") contained in this Agreement or the Tax Allocation Agreement (collectively, the "Documents");

                 (ii) any breach or nonperformance of any covenant of the Spinco Entities contained in the Documents whether to be performed before or after the Effective Time;

                 (iii)    the spun-off assets;

                 (iv) any regulatory or compliance violation that arises out of events, actions or omissions to act of the Spinco Entities occurring prior to the Effective Time;

                 (v) to the extent enforceable, claims of any shareholders, directors, officers, employees or agents of the Spinco Entities arising from the execution by the Spinco Entities of the Documents and the consummation after the Effective Time of transactions in accordance with the term of the Documents;

                 (vi) to the extent enforceable, any untrue statement or alleged untrue statement of any material fact contained in the Proxy/Registration Statement (as defined in the Merger Agreement), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case to the extent based upon information with respect to the Spinco Entities furnished in writing by or on behalf of the Spinco Entities, or at any time prior to the Effective Time, Enserch expressly for use in the

         Proxy/Registration Statement; and

                 (vii) any liability arising (A) from a claim to enforce, or to recover tort liability arising out of, any federal, state or local law, rule or regulation relating to the protection of the environment with respect to any facility, site, location or business (whether past or present and whether active or inactive) owned, operated or leased by the Spinco Entities prior to the Effective Time and (B) as a result of conditions existing during or prior to the period of time such facility, site, location or business was owned, operated or leased by the Spinco Entities.

         (b) TUC agrees to indemnify and hold harmless the Spinco Entities and their respective directors, officers, employees, affiliates, agents and assigns, as applicable, against any and all Losses, as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

                 (i) any breach of or inaccuracy in any representation or warranty of TUC contained in any of the Documents;

                 (ii) any breach or nonperformance of any covenant of (A) TUC contained in the Documents whether to be performed before or after the Effective Time or (B) Enserch or any of its post spin-off Subsidiaries contained in the Documents to be performed after the Effective Time;

                 (iii) except for Losses as to which any of the TUC Parties are entitled to indemnification pursuant to the terms of Section 1(a) hereof, any liability arising from the assets of Enserch subsequent to the Merger; and

                 (iv) any untrue statement or alleged untrue statement of any material fact contained in the Proxy/Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case to the extent based upon information with respect to the TUC Parties furnished in writing by or on behalf of TUC or, at any time after the Effective Time, Enserch, expressly for use in the Proxy/Registration Statement.

         Section 8.2      Termination of Indemnification

         The obligations to indemnify and hold harmless any party (a) pursuant to Sections 8.1(a)(i) and (b)(i) shall terminate on the second anniversary of the date hereof, (b) pursuant to Sections 8.1(a)(v) shall terminate on the first anniversary of the date hereof and (c) pursuant to the other clauses of
Section 8.1(a), and (b) shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivery a notice (pursuant to Section 8.3 hereof in the case of Third Party Claims) specifically identifying such claim to the party providing the indemnification.

         Section 8.3      Procedure.

         (a) Any party seeking any indemnification provided for under this Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), shall notify in writing (and to the extent received, deliver copies of all related notices and documents (inducing court papers) to the party from whom indemnification is sought (the "Indemnifying Party") of the Third Party Claim within fifteen Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice if such Indemnified Party failed to give such notice within the allotted fifteen Business Days). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days' time after the Indemnified Party's receipt thereof, copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (except as provided in Section 8.3(c)), to assume the defense thereof with experienced counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (except as provided below and in Section 8.3(c)) subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party pursuant to legal canons of ethics or other applicable law; (ii) the Indemnifying Party shall not have employed counsel reasonably to the Indemnified Party to represent it within 30 days after notice to the Indemnifying Party of the institution of such Third Party Claim or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, each party hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available (subject to reimbursement by the Indemnifying Party of actual expenses incurred therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to the applicable claims, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent may not be withheld unless, in the Indemnifying Party's good-faith judgment, such settlement, compromises or discharge is unreasonable in light of such Third Party Claim against, and defenses available to, the Indemnified Party.

         (c) Notwithstanding anything set forth in Section 8.3 to the contrary, in the event an Indemnified Party reasonably believes and so notifies the Indemnifying Party in writing that the applicable claim, event if fully indemnified for, is reasonably likely to have a material adverse effect on the Indemnified Party's business, financial condition or results of operations, then the Indemnifying Party shall not have the right to assume the defense of such claim but shall have the right to employ separate counsel and to participate in the defense of such action at its own expense. In such an event, the Indemnified Party and its counsel shall consult, whenever reasonably practicable, with the Indemnifying Party and its counsel with respect to the status of the claim and any related litigation.


                                   ARTICLE IX

                    NONSOLICITATION; PROPRIETARY INFORMATION

         Section 9.1      Nonsolicitation.

         (a) From and after the Effective Time, except as required by law, neither Spinco nor any of its subsidiaries nor any of their respective representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret, confidential information or other proprietary data (including any customer list employee data, record or financial information constituting a trade secret) concerning Enserch including without limitations, the business or policies of Enserch or any of its post Effective Time Subsidiaries, other than information that is a Spun-Off Asset.

         (b) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 9.1(a) and that each of TUC and Enserch shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         Section 10.1     Termination

         Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by Enserch in the event the Merger Agreement is terminated by any party thereto in accordance with the terms thereof.

         Section 10.2     Amendment and Waivers.

         This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, the parties hereto may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.1     Counterparts.

         For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same Agreement.

         Section 11.2     Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

         Section 11.3     Notices.

         Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the first business day occurring on or after the date of transmission if transmitted by facsimile, (ii) on the first business day occurring on or after the date of delivery if delivered personally or (iii) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to any of the          c/o Enserch Corporation
Enserch Companies:        300 South St. Paul
                          Dallas, Texas  75201-5598
                          Attention:  William T. Satterwhite, Esq.
                          Senior Vice-President and General Counsel
                          Fax:  (214) 573-3430

         with a copy to:

                          Jackson & Walker, L.L.P.
                          901 Main Street, Suite 6000
                          Dallas, Texas 75202
                          Attention: Byron F. Egan, Esq.
                          Fax: (214) 953-5822

If to TUC:                Worsham, Forsythe & Wooldridge, L.L.P.
                          1601 Bryan St., 30th Floor
                          Dallas, Texas  75201
                          Attention:  Robert A. Wooldridge, Esq.
                          Fax:  (214) 880-0011

         with a copy to:

                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          125 West 55th Street
                          New York, N.Y.  10019
                          Attention:  Douglas W. Hawes, Esq.
                          Fax:  (212) 424-8500

         Section 11.4     Captions.

         All article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         Section 11.5     Assignment.

         Except as expressly provided herein, nothing contained in this Agreement is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement, except that the provisions of Article VIII hereof shall inure to the benefit of the persons referred to therein.

         Section 11.6     Survival of Representations.

         The representations and warranties contained in this Agreement shall survive the Closing.

         IN WITNESS WHEREOF, this Distribution Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


ENSERCH CORPORATION



By:
    -----------------------------
Name:
Title:


ENSERCH EXPLORATION, INC.



By:
    -----------------------------
Name:
Title:


LONE STAR ENERGY COMPANY



By:
    -----------------------------
Name:
Title:


TEXAS UTILITIES COMPANY



By:
    -----------------------------
Name:
Title:

                            TAX ALLOCATION AGREEMENT

                          DATED AS OF __________, 1996

                                     AMONG

                              ENSERCH CORPORATION

                                      AND

                              LONE STAR ENERGY CO.

                           ENSERCH EXPLORATION, INC.

                            TEXAS UTILITIES COMPANY

                               TABLE OF CONTENTS



2.1      Termination of Prior Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

3.1      Control of Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

3.2      Cooperation and Record Retention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

4.1      Refunds of Income Taxes or Other Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

4.2      Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

5.1      EEX Group Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

5.2      Company Group and Parent Group Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

5.3      Transfer and Distribution Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

5.4      Other Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

6.1.     Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

6.2.     Offsets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

6.3.     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

6.4.     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

6.5.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

6.6.     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

6.7.     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

6.8.     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

6.9.     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

6.10     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                            TAX ALLOCATION AGREEMENT


         TAX ALLOCATION AGREEMENT (the "Agreement") dated as of __________, 1996, among Enserch Corporation, a Texas corporation (the "Company"), Lone Star Energy Co., a Texas corporation ("Lone Star"), Enserch Exploration, Inc., a Texas corporation and Texas Utilities Company, a Texas corporation ("Parent").

         WHEREAS, the Company is currently the common parent of an affiliated group of corporations (the "Old Company Group") within the meaning of Section 1502 of the Internal Revenue Code of 1986, as amended (the "Code") filing consolidated, combined or unitary income tax returns ("Consolidated Returns"), pursuant to which the Company and one or more other members of the Affiliated Group pay Taxes (as defined herein) on a consolidated basis ("Consolidated Taxes");

         WHEREAS, on or about ___________, Enserch Exploration, Inc., transferred its assets and liabilities to Lone Star pursuant to a merger (the "Preliminary Merger"), which merger was structured to be a tax-free reorganization under Section 368(a) of the Code, and immediately thereafter Lone Star changed its name to Enserch Exploration, Inc. ("EEX");

         WHEREAS, immediately thereafter, the Company distributed the stock of EEX to its shareholders ("Spinoff "), in a transaction intended to qualify as a tax-free spin-off under Section 355 of the Code, pursuant to a distribution agreement (the "Distribution Agreement");

         WHEREAS, on the beginning of the first day after the date on which the Spinoff occurs (the "Distribution Date:), EEX and its subsidiaries (collectively, the "EEX Group"), will cease to be members of the Old Company Group;

         WHEREAS, immediately following Spinoff pursuant to an agreement ("Merger Agreement") between the Company and the Parent, the Company shall become a first-tier subsidiary of Parent (the "Merger");

         WHEREAS, the Company and EEX desire to allocate the liability for the Taxes of members of the Old Company Group for any Tax Period (including short Tax Periods and any portion of any Tax Period) which period (or portion) ends on or before the Distribution Date (a "Pre-Distribution Tax Period") among the members of the Old Company Group in a manner consistent with the various tax allocation agreements and practices of the Old Company Group as in effect on the Distribution Date, and to provide for certain other Tax-related matters;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows.

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         The following terms used herein shall have the meanings set forth below (such terms used herein shall have the meanings set forth below (such terms to be equally applicable to the singular and plural forms of the terms defined or referred to below):

         1.1. "Agreement" shall have the meaning set forth in the recitals to this Agreement.

         1.2. "Code" shall have the meaning set forth in the recitals to this Agreement.

         1.3. "Company" shall have the meaning set forth in the recitals to this Agreement.

         1.4. "Company Group" means the Company and any subsidiaries which the Company continues to own following the Distribution that are eligible to join in a consolidated tax return with the Company, together with the Company.

         1.5 "Consolidated Return" shall have the meaning set forth in the recitals to this Agreement.

         1.6. "Consolidated Group" or "consolidated group" means an affiliated group of corporations filing a consolidated federal income tax return, as defined in Treasury Regulation Section 1.1502-1(h).

         1.7. "Distribution" shall have the meaning set forth in the Distribution Agreement.

         1.8. "Distribution Agreement" shall have the meaning set forth in the recitals to this Agreement.

         1.9. "Distribution Date" shall have the meaning set forth in the recitals to this Agreement.

         1.10. "Effective Time" shall have the meaning set forth in the Merger Agreement.

         1.11. "Income Taxes" means any and all Taxes based upon or measured by net income (including, without limitation, any alternative minimum tax under Section 55 of the Code) imposed by or payable to the U.S., or any state, county, local or foreign government or any subdivision or agency thereof, and such term shall include any interest (whether paid or received), penalties or additions to tax attributable thereto.

         1.12. "Income Tax Liabilities" means all liabilities for Income Taxes, including liabilities for Income Taxes assumed by a party pursuant to a contract.

         1.13. "Indemnified Party" means the party that is entitled to indemnification by another party pursuant to this Agreement.

         1.14. "Indemnifying Party" means the party that is required to indemnify another party pursuant to this Agreement.

         1.15. "Independent Accounting Firm" means a "big six" independent accounting firm, jointly selected by the parties; or, if the parties cannot agree on such accounting firm, EEX and the Company shall each submit the name of a "big six" independent accounting firm that does not at the time and has not in the prior two years provided services to any member of the EEX Group or the Company Group, and the "Independent Accounting Firm" shall mean the firm selected by lot from these two firms.

         1.16. "Independent Law Firm" means a nationally-recognized independent law firm, jointly selected by the parties; or, if the parties cannot agree on such law firm, EEX and the Company shall each submit the name of a nationally-recognized independent law firm that does not at the time and has not in the prior two years provided services to any member of the EEX Group or the Company Group, and the "Independent Law Firm" shall mean the firm selected by lot from these two firms.

         1.17. "Information Return" means any report, return, declaration or other information or filing (other than a Tax Return) required to be supplied to any taxing authority or jurisdiction.

         1.18. "EEX Group" shall have the meaning set forth in the recitals to this Agreement.

         1.19. "Material Tax Election" means any election, change in annual accounting period, change or adoption of any accounting method, filing of any amended Tax Return, entering into any closing agreement, settlement of any Tax claim or Proceeding relating to any member of the Old Company Group or the EEX Group, surrender of any right to claim a Refund, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

         1.20. "Merger" shall have the meaning set forth in the recitals to this Agreement.

         1.21. "Merger Agreement" shall have the meaning set forth in the recitals to this Agreement.

         1.22. "Old Company Group" shall have the meaning set forth in the recitals to this Agreement.

         1.23.   "Other Taxes" means all Taxes other than Income Taxes.

         1.24.   "Overpayment Rate" means the rate specified under Section 6621
(a) (1) of the Code for overpayments of tax.

         1.25. "Parent" shall have the meaning set forth in the recitals to this Agreement.

         1.26. "Parent Group" means the consolidated group of which Parent or any successor is the "common parent" within the meaning of Section 1504 of the Code and the Treasury Regulations promulgated under Section 1502 of the Code and any subsidiary of a member of such consolidated group.

         1.27. "Post-Distribution Tax Period" means any Tax Period ending after the Distribution Date.

         1.28. "Pre-Distribution Tax Period" shall have the meaning set forth in the recitals to this Agreement.

         1.29. "Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Other Taxes or Income Taxes.

         1.30. "Property Taxes" shall have the meaning set forth in Section 3.2(a)(i) of this Agreement.

         1.31. "Refund" means any refund of Income Taxes or Other Taxes, including any reduction in liabilities for such taxes.

         1.32. "Short Period" shall have the meaning set forth in Section 3.1(a) of this Agreement.

         1.33. "Spin-Off shall have the meaning set forth in the recitals to this Agreement.

         1.34. "Tax Period" means any twelve month period which constitutes the taxable year of a party hereto.

         1.35. "Tax Return" means any report, return, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Income Taxes or Other Taxes, including, without limitation, any documents with respect to or accompanying payments of estimated Income Taxes or Other Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, declaration or other document.

         1.36. "Taxes" means any and all taxes, levies or other like assessments, charges or fees, including, without limitation, any excise, real or personal property, gains, sales, use, license, real estate or personal property transfer, net worth, stock transfer, payroll, ad valorem and other governmental taxes and any withholding obligation imposed by or payable to the U.S., or any state, county, local or foreign government or subdivision or agency thereof, and any interest (whether paid or received), penalties or additions to tax attributable thereto.

         1.37. "Taxing Authorities" means any governmental authority which imposes, or is responsible for the imposition of, a Tax.

         1.38. "Transfer" means any transfer of assets by a member of the Old Company Group which occurs to effectuate the Spinoff or the Merger and which may give rise to deferred intercompany gain or gain pursuant to Code section 311(b).


                                   ARTICLE II

                  TERMINATION OF PRIOR TAX SHARING AGREEMENTS

         2.1 Termination of Prior Tax Sharing Agreements. This AGREEMENT shall take effect on the Distribution Date and shall supersede all other agreements, whether or not written, in respect of any Income Taxes or Other Taxes between or among any members of the Company Group, or their respective predecessors or successors, except to the extent necessary to effectuate section 4.1 and section 5.1 of this Agreement. All such replaced agreements shall terminate as of the Distribution Date, and any rights or obligations created thereunder thereby shall be settled in the normal course.


                                  ARTICLE III

                RETURN PREPARATION, FILING AND PAYMENT OF TAXES

         3.1     Control of Tax Matters.

         (a)     Return Preparation and Filing.

                 (i) Pre-Distribution Tax Period. EEX hereby irrevocably designates, and agrees to cause each of its subsidiaries to so designate, the Company as its agent to take any and all actions, necessary or incidental to the preparation of Consolidated Returns and the filing of such Consolidated Returns and claims for Refunds or forms relating to any Pre-Distribution Tax Period.

                (ii) Short Period. For any Tax Period that begins prior to the Distribution Date and ends on the Distribution Date (a "Short Period") of the Company or any of its subsidiaries that was a member of the Old Company Group for any Pre-Distribution

         Tax Period, Parent, will timely prepare and file (in a manner consistent with past practice of the Company, unless Parent reasonably determines that such practice is inconsistent with the then existing state of the law) with the appropriate Taxing Authorities all Consolidated Returns required to be filed for such Short Period.

                 (iii) Separate Company Returns. Each company that was a member of the Old Company Group shall be responsible for filing all of its Tax Returns for the Tax Period which includes the Distribution Date, other than any Consolidated Returns for Short Periods.

         3.2     Cooperation and Record Retention.

         (a) EEX agrees to cooperate with the Company, and will cause each of its subsidiaries to so cooperate, in a timely manner consistent with existing practice in filing any return consent contemplated by this Agreement. EEX also agrees to take, and will cause the appropriate subsidiary to take, such action or actions as the Company may reasonably request, including but not limited to the filing of requests for the extension of time within which to file Consolidated Returns, and to cooperate in connection with any refund claim with respect to any Pre-Distribution Tax Period. EEX further agrees to furnish timely, and to cause each of its subsidiaries to so furnish, the Company with any and all information reasonably requested by the Company in order to carry out the provisions of this Agreement. Without limiting the generality of the foregoing sentence, EEX specifically agrees to provide to the Company promptly, but in any event within 10 days of receipt thereof, copies of any correspondence or notices received from the Internal Revenue Service or any other Taxing authority with respect to any Consolidated Return of the Old Company Group for a Pre- Distribution Tax Period.

         (b) The Company and EEX shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Proceeding. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and EEX agree (i) to retain all books and records with respect to Tax matters pertinent to the Old Company Group and the EEX Group relating to any Pre-Distribution Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Company or EEX, as the case may be, shall allow the requesting party to take possession of such books and records. EEX further acknowledges and agrees that any such books and records necessary to establish the amount of any loss carried forward shall be retained until the expiration of the statute of limitations in respect of the year in which such loss is utilized to reduce taxable income.

                                   ARTICLE IV

                              REFUNDS AND CONTESTS

         4.1 Refunds of Income Taxes or Other Taxes. The EEX Group shall be entitled to all Refunds attributable to the EEX Group, and the Parent Group shall be entitled to all Refunds attributable to the Company Group or the Old Company Group (other than those attributable to the EEX Group). For this purpose, Refunds attributable to the EEX Group shall means Refunds determined pursuant to the prior tax sharing agreement between the Company and Enserch Exploration, Inc., which agreement is attached hereto, and Refunds attributable to the Old Company Group shall mean Refunds determined pursuant to such tax sharing agreement (other than those attributable to the EEX Group). A party receiving a Refund to which another party is entitled pursuant to this AGREEMENT shall pay the amount to which such other party is entitled within ten days after the receipt of the Refund.

         4.2     Contests.

         (a) Except as provided below, in the event that any deficiencies or Refund claims arise with respect to an Income Tax Liability with respect to any Consolidated Return of the Old Company Group for a Pre-Distribution Tax Period, the Company shall control all proceedings with respect thereto. In the event that any issue or issues are raised during such proceedings that may result, directly or indirectly, in deficiencies or refund claims related to Taxes that would be required to be paid by the Company pursuant to this Agreement, both EEX and Parent agree and acknowledge that the contest of any such issue or issues shall be conducted jointly; provided, however, all major decisions regarding the conduct of such contest shall be made by Parent. EEX's right to indemnity hereunder shall be conditioned on EEX's compliance with this Agreement except that EEX shall be required to give notice to Parent upon the receipt of oral or written notice by EEX from any governmental authority or agent thereof of an issue that may result in Taxes for which a claim for indemnity from Parent, Company or EEX may be made, under this Agreement.

         (b) EEX and the Company agree to cooperate in all reasonable respects with respect to Tax deficiencies or Refund claims described in Section
4.2 of this Agreement, which cooperation shall include executing and filing such waivers, consents, forms, court petitions, refund claims, complaints, powers of attorney and other documents needed from time to time in order to defend, prosecute or resolve such deficiencies or claims.


                                   ARTICLE V

                           INDEMNIFICATION FOR TAXES

         5.1 EEX Group Income Taxes. The EEX Group shall pay, and shall indemnify and hold the Parent Group harmless against, (i) all Income Tax Liabilities of any member of the EEX Group for all Tax Periods (including Tax Periods or portions thereof during which any member of the EEX Group was a member of the Old Company Group but excluding all Income Tax Liabilities arising from the Transfer and Distribution as provided for in Section 5.3 hereof) and (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or other provision providing for several liability as a result of any member of the EEX Group having been a member of any consolidated, combined, unitary or other group (other than the Old Company Group and the Parent Group). For purposes of clause (i) of this section 5.1, the Income Tax Liabilities of any member or members of the EEX Group for any Pre-Distribution Tax Period shall be determined pursuant to the prior tax sharing agreement between the Company and Enserch Exploration, Inc., which agreement is attached hereto.

         5.2 Company Group and Parent Group Income Taxes. The Parent Group shall pay, and shall indemnify and hold the EEX Group harmless against, (i) all Income Tax Liabilities of any member of the Old Company Group or the Parent Group (other than Income Tax Liabilities of any member of the EEX Group for any Tax Period) but excluding all Income Tax Liabilities arising from the Transfer and Distribution as provided for in Section 5.3 hereof and (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or other provision providing for several liability as a result of any member of the Old Company Group or the Parent Group (other than any member of the EEX Group) having been a member of any other consolidated, combined, unitary or other group. For purposes of clause (i) of this section 5.2, the Income Tax Liabilities of any member or members of the Old Company Group for any Pre-Distribution Tax Period shall be determined pursuant to the prior tax sharing agreement between the Company and Enserch Exploration, Inc., which agreement is attached hereto.

         5.3 Transfer and Distribution Taxes. Parent Group and EEX Group shall pay, shall indemnify and hold the other harmless for any Income Tax Liabilities arising from the Transfer and the Distribution in excess of their proportionate share as determined by the relative market values of their respective equity on the Distribution Date. The proportionate share of the Parent Group and the EEX Group of such Income Tax Liabilities shall be determined as follows: (i) the proportionate share of the Parent Group shall be the fraction equal to the market value of the Company's equity on the Distribution Date over the market value of the equity of the Company and EEX on the Distribution Date, and (ii) the proportionate share of the EEX Group shall be the fraction equal to the market value of the equity of EEX on the Distribution Date over the market value of the equity of EEX and the Company on the Distribution Date; PROVIDED, HOWEVER, that such indemnification shall be subject to revision as necessitated by EEX's fiduciary obligation to its minority shareholders.

         5.4 Other Taxes. (a) The Parent Group shall pay, and shall indemnify and hold the EEX Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the Old Company Group or the Parent Group (other than, in both cases, a member of the EEX Group), including all Other Taxes, if any, arising from the Transfer and the Distribution. Except as provided in the preceding sentence, the EEX Group shall pay, and shall indemnify and hold the Parent Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the EEX Group.

         (b) To the extent that the Indemnifying Party is required to indemnify another party pursuant to this Article V, the Indemnifying Party shall pay to the Indemnified Party, no later than 10 days prior to the due date of the relevant Tax Return or estimated Tax Return or 10 days after the Indemnifying Party receives the Indemnified Party's calculations, whichever occurs later, the amount that the Indemnifying Party is required to pay the Indemnified Party. The Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article V, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within 15 days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with this Agreement.


                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1.    Computations.

         Other than determinations of whether there are any indemnity obligations under this Agreement, all computations or recomputations of Income Tax Liability and all determinations, computations or recomputations of any amount or any payment (including, but not limited to, computations of the amount of the Income Tax Liability, the amount or effect of any loss, credit or deduction, the effect of a Federal statutory Tax rate change for a taxable year, and the amount of any interest, penalties or additions imposed with respect to any Income Tax) with respect to any Consolidated Return shall be prepared by the Company and submitted to EEX for its written approval. Any disagreement as to such computations after submission to EEX by the Company shall be resolved by a nationally recognized accounting firm, with expertise in Tax, independent of each of the parties hereto. Without limiting the foregoing, the Company shall calculate the taxable income of the Old Company Group in accordance with the existing and historic methodology used by the Old Company Group in calculating taxable income of the Old Company Group and submit such calculation to the Parent in accordance with the provisions of this Section.

         6.2.    Offsets.

         No payment shall be required to be made by either party to the other pursuant to this Agreement to the extent that there is an amount then due and payable under this Agreement to the party that is to make such payment.

         6.3.    Assignment.

         Neither this Agreement nor any of the rights, interest or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

         6.4.    Survival.

         The provisions of this AGREEMENT shall survive the effective date of the Merger and remain in full force until all periods of limitations, including any extensions or waiver periods, for all Tax Periods of the Company and EEX prior to or including the effective date of the Merger have expired.

         6.5.    Notices.

         Any notices, payments or other communications required by this Agreement shall be made as provided in the notice section of the Merger Agreement; however, copies of such notices, payments or other communications shall, for both EEX and the Company, be sent to the attention of the director of taxes.

         6.6.    Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         6.7.    Entire Agreement.

         This Agreement (a) constitutes the entire agreement and supersedes all prior agreement and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies. The parties agree that to the extent the provisions of any other agreements executed in connection with the Spinoff or the Merger are inconsistent with the provisions hereof, the provisions of this Agreement shall prevail.

         6.8.    Severability.

         If any provision of this Agreement or the application of any such provision to any person circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         6.9.    Headings.

         The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement.

         6.10    Counterparts.

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


ENSERCH CORPORATION



By:
   -------------------------
Name:
Title:



LONE STAR ENERGY CO.



By:
   -------------------------
Name:
Title:

ENSERCH EXPLORATION, INC.


By:
   -------------------------
Name:
Title:



TEXAS UTILITIES CO.



By:
   -------------------------
Name:
Title:

                            TUC DISCLOSURE SCHEDULE


         Section 6.4(b)

         None, except consents under certain credit and financing agreements potentially required for the Alternative Merger.

         Section 6.4(c)

         1.      Hart-Scott-Rodino clearance

         2. Effectiveness of Registration Statement or, in the Alternative Merger only, the Joint Proxy/Registration Statement

         3. Approval of the Securities and Exchange Commission under the 1935 Act

         4.      Texas Railroad Commission Review

         5.      Texas Secretary of State

         6. Nuclear Regulatory Commission Approval potentially required for the Alternative Merger

                                 Section 5.4(c)

1.       Hart-Scott-Rodino clearance

2. Compliance with the Securities Act and the Exchange Act in connection with the Preliminary Merger, the Distribution and the Merger or the Alternative Mergers.

3.       Approval of the Securities and Exchange Commission under the 1935 Act

4.       Texas Railroad Commission Review

5.       Texas Secretary of State